EXHIBIT 7

Proxy Circular, dated December 9, 2013

TIRED OF PLAYING HIDE AND SEEK WITH MFC?

IT’S TIME FOR CHANGE AT MFC

VOTE ONLY THE BLUE PROXY or BLUE VOTING INSTRUCTION FORM

IAT’s Recommendations:

•	Vote FOR fixing the number of MFC directors at eleven
•	Vote FOR all eight of IAT’s nominees to the MFC Board
•	WITHOLD votes from management’s nominees to the MFC Board
•	Vote FOR the appointment of auditors and the advance notice policy

To keep current with further developments, please visit www.timeforchangeatMFC.com.

For questions or assistance, please contact our proxy solicitor, Okapi Partners, at 1-855-208-8902 toll-free in North America, or 1-212-297-0720 outside of North America (collect calls accepted), or by e-mail at mfcinfo@okapipartners.com. To keep current with further developments and information about voting your shares, visit www.timeforchangeatMFC.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT - VOTE ONLY YOUR BLUE PROXY OR BLUE VIF TODAY

 MFC’S FAILING CORPORATE GOVERNANCE REPORT CARD

✗ = not compliant	▬ = minimally compliant	✓= compliant

CORPORATE GOVERNANCE REPORT CARD

I. Board of Directors		III. Audit CommitteE
Independent Chair of the Board	✗	Independence	▬
Directors’ Meetings	▬	Written charter	▬
Communications with Directors	✗	Responsibilities	✗
Classified/Staggered Boards	✗	Authority to Engage External Advisor	✓
Board Mandate or Corporate Governance Guidelines	✗	IV. Governance Policies and Procedures
Orientation and Continuing Education	✗	Code of Ethics	✗
Regular Board Assessments	✗	Whistleblowing Policy/Procedures	✗
II. Other Board Committees		Disclosure Policy	▬
Nominating Committee		Insider Trading Policy	▬
Independence	✗	Regulation FD Policy	▬
Written Charter	▬	V. Compensation
Responsibilities	✗	Executive compensation
Authority to Engage External Advisor	✓	Executive Pay Evaluation	✗
Nominating Process	✗	Equity-Based and Other Incentive Plans	✗
Compensation Committee		Termination and Change of Control Provisions	✗
Independence	✗	Say on Pay	✗
Written Charter	✗	Problematic Pay Practices	✗
Responsibilities	▬	VI. SHareholder Rights issues
Authority to Engage External Advisor	▬	Proxy Access	✗
Compensation Decision Making	✗	“Blank Cheque” Preferred Shares	✗
Risk Committee	✗	Shareholder Rights Plans	✗
Disclosure Committee	✗

IT’S TIME FOR CHANGE AT MFC

December 6, 2013

Dear Fellow Shareholder:

I am writing to you today in connection with pressing matters regarding MFC Industrial Ltd. It is time for change at MFC, and we need your help and support.

Together with my company, IAT Reinsurance Company Ltd., we are the largest shareholders of MFC, owning approximately 33% of its common shares. We have been MFC’s largest shareholders since 1999. With the enclosed proxy circular, we are soliciting proxies to increase the size of MFC’s board to eleven directors and to elect our eight nominees to fill all available seats. Our preferred course of action would have been to seek your help to replace MFC’s entire board at the upcoming shareholders’ meeting. However, as a consequence of MFC’s staggered board structure – a structure that is in stark contrast to today’s good corporate governance practices – this cannot be achieved.

We are not shareholder activists. In fact, this is the first time that I have ever instigated or been an active participant in a proxy contest. It is also the first time that I have felt that the circumstances warranted it. Over the 14 years that we have held our investment in MFC, we have been a patient and supportive partner with MFC.  We are shareholders who advocate and encourage long-term stewardship of companies through the proper working of a relevant and independent board of directors whose fiduciary responsibility, to question management and its operational plans, is upheld and honored. Shareholders need to have confidence in a company’s board and its strategic direction; we have lost that confidence in MFC’s current board.

Our Lengthy List of Concerns Has Been Ignored by MFC

Our list of concerns related to MFC’s board is long and numerous.  Even the most common attributes of acceptable corporate governance have long been absent at MFC.  This board has allowed Mr. Smith to run MFC as if it were his own private fiefdom. Mr. Smith has surprisingly (and shockingly) been the Chairman, CEO and CFO of MFC for quite some time. This is unacceptable from both a corporate governance and a risk management perspective. Our review of the public record also demonstrates that the majority of MFC’s board has a long and cozy history with Mr. Smith, MFC and its predecessors and subsidiaries. The board’s ineffectiveness, engendered by the lack of true independence, is exacerbated by the long absence of their own personal share ownership, which is a telling marker of their misalignment with shareholders.

MFC’s cumulative total return for the period from January 1, 2008 up to November 30, 2013 has also been dismal, particularly when compared against the Russell 2000 (MFC’s self-identified benchmark index). During this period, MFC’s total shareholder return decreased by 51.38%, while the Russell 2000 increased by 61.88%.

Other concerns include MFC’s failure to execute on its strategy, lack of transparency, frequent auditor changes (three times since 2010, five times since 2005) and poor disclosure. These, and many other reasons for our concern, are outlined in the enclosed proxy circular. We trust you will agree that our concerns are compelling and that it’s time for change at MFC.

This proxy solicitation is by no means our first attempt to engage MFC. Over the last two years before taking this step, we have engaged with MFC on numerous occasions, including in face-to-face meetings, and asked for independent representation on the board. All of our efforts to reach an amicable arrangement were rebuffed by MFC in no uncertain terms. The unyielding response, unexpected, inappropriate and unreasonable considering the significance of our ownership stake and the reasonableness of our requests, has given us great pause for concern.

 MFC’s Baseless Accusations and Fear Mongering

When we publicly notified MFC and our fellow shareholders of our intention to effect change on MFC’s board on November 25, 2013 in accordance with MFC’s advance notice policy, MFC’s board responded by immediately bringing two court actions against us alleging, among other things, various technical disclosure violations of Section 13(d) of the United States Securities Exchange Act of 1934 and violations of the early warning, insider reporting and takeover bid requirements under Canadian securities laws. The suspicious timing of the court actions, and MFC’s failure to contact us with details regarding any concerns they allege regarding our disclosure in advance of filing them, illustrates that the court actions are nothing more than a self-serving attempt to intimidate IAT and further entrench MFC’S current board. MFC has made no effort to address the merits of our concerns that drove us to nominate independent director candidates at this year’s shareholders’ meeting, but rather seeks to simply divert shareholders focus from the real issues related to the current board’s poor track record.

To be clear, MFC’s allegations that shareholders and the market have been left “in the dark” regarding IAT’s significant shareholdings are unfounded. MFC has consistently disclosed IAT as the principal holder of its common shares since 1999. Further, any alleged violations of Canadian requirements by IAT would have been technical and inadvertent and, in any event, have been addressed by IAT self-reporting regarding the same to the British Columbia Securities Commission and making corrective filings over two months ago. In fact, based on IAT’s detailed review and analysis of MFC’s public disclosure record, IAT believes that Michael Smith himself has for some time failed to comply with U.S. and Canadian Schedule 13D, early warning and SEDI insider reporting filing requirements (See “Outstanding Shares and Principal Holders – Principal Holders”).

The recent allegations of the MFC board that IAT is soliciting proxies to “raid MFC’s substantial assets” are fictional and laughable. IAT’s financial strength is confirmed by an A-minus financial strength rating from A.M. Best. In fact, IAT has consolidated liquid assets in excess of $1.4 billion, which is nearly five times greater than MFC’s liquid assets. Unlike MFC, IAT also has no outstanding long-term debt. Any suggestion that IAT is seeking MFC’s assets for its own benefit is unfounded, ridiculous and intended to distract from the issues at hand. To be very clear, IAT will not receive any material benefits from the election of its nominees to the board that will not be shared proportionally with all other MFC shareholders. Any allegation to the contrary by MFC’s board is simply fear mongering and a transparent attempt to distract shareholders from considering a very simple proposition: which director nominees are best placed to create and unlock value for shareholders?

Our Board Nominees for Change

We believe that an alignment of shareholders’ interests with that of the company and its board is only possible when MFC has directors who are truly independent and possess the necessary skills and experiences to empower them to act as fiduciaries and good stewards for all investors. We have assembled and are nominating eight directors (including me) for election to the board, as set out in the enclosed proxy circular. These nominees are all highly experienced and qualified business leaders from a broad range of backgrounds and sectors that will work towards achieving this objective.

As we have said unequivocally from the beginning, by no means are we trying to “take over” MFC with our proposed board nominees. All of the board nominees are independent for purposes of applicable securities law and exchange rules and are also independent of MFC, and with the exception of me, all of the board nominees are independent of IAT. Our board nominees are being put forward for the simple reason that we have lost all confidence in MFC’s current board.

We caution you to not be distracted by MFC’s flailing attempts to discredit our board nominees. It is yet another transparent attempt to divert your attention from the matters at hand. Instead, we encourage you to review our nominees’ biographies starting at page 24 of the proxy circular and make your own decision. In stark contrast to MFC’s current board, with these nominees we seek to put in place a board that has both “depth and breadth”; a high performing board that will set MFC on the right track. A board where “good governance”, “good disclosure”, accountability and transparency are the norm, not the exception. A board with the skills needed to enable MFC to refine and effectively execute on its strategy and to generate long-term value for all shareholders. A board with integrity; a board in which we can all have trust and confidence. MFC shareholders deserve nothing less.

Message to Employees

We acknowledge the energy and skill with which MFC employees manage the daily business of the company and know only good things about their work ethic and commitment. However, the current board’s poor leadership has undermined employees’ considerable contribution of time and intellect and, in the process, held MFC back from the success that it can realize. Every officer and employee of MFC will be needed to execute the strategy and plan that the newly constituted board finds most beneficial to the long-term success of MFC and to all of the people who have a stake in that success. There can be no dispute that shareholders and employees have a common goal: making MFC an enduring success. An action by either of us that hurts the future of the company would be both irrational and a self-inflicted wound. Our common motivation will place us clearly and together on the path of growth and prosperity.

Our Voting Recommendations

MFC has structured its current board as a staggered board with three classes of directors (Class I, Class II and Class III), which only serves to entrench the current board and thwart shareholder democracy. At each annual meeting of MFC’s shareholders, only one class of directors is elected to hold office for a three-year term. At the Meeting, only the two current Class II directors will be up for re-election.

As a consequence of MFC’s staggered board structure, we cannot seek to replace the entire board at the Meeting, which would be our preferred course of action. We are therefore asking for your help to take back control of the board on behalf of shareholders. In order to do this, we are asking for your support to (a) increase the size of MFC’s board to eleven directors, and (b) elect the eight Concerned Shareholder Nominees to fill all available seats.

Shortly after IAT announced its intention to ask shareholders to fix the board at eleven directors – a right that MFC shareholders have always had – MFC claimed that, on the unanimous recommendation of its “independent” Nominating and Corporate Governance Committee, the current board had unilaterally amended MFC’s articles to fix the board size at six directors “to address an inconsistency with [MFC’s] staggered board structure”. This behaviour is shockingly inappropriate and we intend to challenge this self-serving conduct on the part of MFC’s board as a wrongful act of entrenchment. We simply do not recognize MFC’s ex post facto claim that the board size is fixed by directors and not shareholders.

Furthermore, since MFC’s claim that the board size has been fixed at six by the directors is improper, MFC’s most recent board appointee, Ms. Silke Stenger, cannot stay on the board past the upcoming annual meeting. This is because shareholders fixed the size of MFC’s board at five directors at the 2011 annual general meeting. In order for Ms. Stenger – the sixth member of MFC’s board – to remain on the board past the upcoming meeting, shareholders (and not directors) would need to fix the board at six directors to allow her to remain. Any claim by MFC that this ability is now held by the board is invalid and a wrongful act of entrenchment.

If we are successful with this solicitation and the court action, MFC’s board would be comprised of eleven directors – the eight Concerned Shareholder Nominees and the three incumbent Class I and Class III directors that are not up for re-election at the Meeting. Ms. Stenger would cease to be a director. In accordance with MFC’s articles, if elected, the Concerned Shareholder Nominees will be apportioned (by the directors) among MFC’s three classes of directors as to make all classes as equal in number as possible.

In order to fix the number of directors at eleven, the approval of a simple majority (50% plus one) of the common shares present in person or represented by proxy at the Meeting is required. In order for the eight Concerned Shareholder Nominees to be elected to the board, they must receive the most “for” votes at the Meeting. To accomplish this shared goal, we recommend you:

•	Vote FOR fixing the number of directors of MFC at eleven;
•	Vote FOR the election of the eight Concerned Shareholder Nominees;

•	WITHHOLD votes from the MFC Management Nominees;

•         Vote FOR the appointment of auditors; and

•	Vote FOR the approval of the Advance Notice Policy.

In the event it is determined that the recent changes to the articles by MFC’s current board described above are legally permissible (which IAT strongly disputes), IAT is recommending that Peter Kellogg and J. Andrew Betts replace the two MFC Management Nominees as Class II directors and all other Concerned Shareholder Nominees will be withdrawn as director nominees. Under those circumstances, if IAT is successful, MFC’s board would be comprised of six directors: Indrajit Chatterjee and Silke S. Stenger (Class I directors), Mr. Kellogg and Mr. Betts (Class II directors) and Michael Smith and Ian Rigg (Class III directors).

Where You Can Find More Information

This letter is only a summary of our views. Please read the accompanying proxy circular and feel free to visit www.timeforchangeatMFC.com, where you can review other relevant materials. Also, if you have any questions or comments, please do not hesitate to contact us or our proxy solicitor, Okapi Partners. We are committed to respecting the confidentiality of the source of any feedback we receive. You are welcome to submit comments anonymously if you prefer.

Please vote your common shares using the enclosed BLUE form of proxy or BLUE voting instruction form enclosed with our proxy materials. Time is of the essence. Wherever possible, please vote by internet or alternatively sign the BLUE proxy or BLUE voting instruction form and return it by fax or by mail. IAT is using a “universal” form of proxy and voting instruction form, which includes the names of all of the director nominees and other matters to be considered at the meeting. We urge you to IGNORE any white form of proxy or voting instruction form received from MFC. If you have previously voted using the white form of proxy or voting instruction form sent to you by MFC, you may revoke your vote by executing the enclosed BLUE form of proxy or BLUE voting instruction form, or by voting on the internet, by fax or by mail (as available). When voting your common shares via the internet, please enter only the proxy control number found on your BLUE voting instruction form. Only your latest dated form of proxy or voting instruction form will be counted. However, you may receive more than one BLUE proxy or voting instruction form as you will receive one for each account that you have with your broker. Please vote all the control numbers found on your BLUE forms only.

IN ORDER TO BE DEPOSITED WITH THE COMPANY’S PROXY TABULATOR IN TIME TO BE USED AT THE MEETING, WE URGE YOU TO VOTE YOUR BLUE PROXY OR BLUE VOTING INSTRUCTION FORM SO THAT IT IS RECEIVED BY OKAPI PARTNERS LLC PRIOR TO 5:00 P.M. (NEW YORK TIME) ON DECEMBER 22, 2013.

Full instructions on how to vote are set out in the accompanying proxy circular, and can also be found at www.timeforchangeatMFC.com (including a mocked up sample form of proxy). If you need assistance voting your BLUE proxy or BLUE voting instruction form or have any questions, please contact our proxy solicitors, Okapi Partners LLC at 1-855-208-8902 toll-free in North America, or at 1-212-297-0720 outside of North America (collect calls accepted), or by e-mail at mfcinfo@okapipartners.com, and they will be able to assist you to ensure your vote is counted at the Meeting.

We thank you for your support.

Sincerely,

Peter R. Kellogg, Chief Executive Officer

IAT Reinsurance Company Ltd.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

PROXY CIRCULAR

SOLICITATION OF PROXIES BY AND ON BEHALF OF

MR. PETER KELLOGG AND IAT REINSURANCE COMPANY LTD. (COLLECTIVELY, “IAT”)

FOR THE ANNUAL AND SPECIAL MEETING (THE “MEETING”) OF THE HOLDERS OF COMMON SHARES (“SHARES”) OF

MFC INDUSTRIAL LTD. (“MFC” OR THE “COMPANY”)

TO BE HELD ON DECEMBER 27, 2013

AT 4:00 P.M. (HONG KONG TIME)

This Proxy Circular solicits BLUE proxies and BLUE voting instruction forms as opposed to those solicited by management of MFC. Vote only your “universal” BLUE proxy or BLUE voting instruction form today.

IAT’S RECOMMENDATIONS:

In order to fix the number of directors at eleven, the approval of a simple majority (50% plus one) of the Shares present in person or represented by proxy at the Meeting is required. In order for the eight Concerned Shareholder Nominees to be elected to the board, they must receive the most “for” votes at the Meeting. To accomplish this shared goal, we recommend you:

•         Vote FOR fixing the number of directors of MFC at eleven;

•         Vote FOR the election of the eight Concerned Shareholder Nominees;

•         WITHOLD votes from the MFC Management Nominees;

•         Vote FOR the appointment of auditors; and

•         Vote FOR the approval of the Advance Notice Policy.

IN ORDER TO BE DEPOSITED WITH THE COMPANY’S PROXY TABULATOR IN TIME TO BE USED AT THE MEETING, WE URGE YOU TO VOTE YOUR BLUE PROXY OR BLUE VOTING INSTRUCTION FORM SO THAT IT IS RECEIVED BY OKAPI PARTNERS LLC PRIOR TO 5:00 P.M. (NEW YORK TIME) ON DECEMBER 22, 2013. SEE “GENERAL PROXY INFORMATION” FOR FULL DETAILS. TO ENSURE TIMELY RECEIPT OF YOUR VOTE, WE RECOMMEND THAT, WHENEVER POSSIBLE, YOU VOTE VIA THE INTERNET OR FAX. YOUR IMMEDIATE ACTION IS REQUIRED TO MAKE A MUCH NEEDED CHANGE AT MFC, PLEASE VOTE TODAY.

This proxy circular, including the letter to shareholders dated December 6, 2013 which is incorporated herein, and any further supplements or amendments and restatements hereof or thereof (collectively, the “Circular”), prepared by IAT, solicits BLUE forms of proxy and BLUE voting instruction forms in support of a change in the directors of MFC.

Certain capitalized terms used in this Circular have the respective meanings set out in the “Glossary of Terms” which is attached as Appendix “A” to this Circular.

EVEN IF YOU HAVE PREVIOUSLY DEPOSITED A WHITE PROXY OR GIVEN VOTING INSTRUCTIONS IN SUPPORT OF THE MFC BOARD NOMINEES, YOU MAY STILL CHANGE YOUR VOTE AND SUPPORT THE CONCERNED SHAREHOLDER NOMINEES. Please follow the instructions set forth under “General Proxy Information” in this Circular to vote your BLUE proxy or BLUE voting instruction form today. When voting your Shares via the internet, please enter only the proxy control number(s) found on your BLUE voting instruction form.

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED
TO OUR PROXY SOLICITOR:

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y., 10022 www.okapipartners.com
North American Toll-Free Phone:
1-855-208-8902
Email: mfcinfo@okapipartners.com
Facsimile: +1 212 297 1710
Outside of North America, Banks and Brokers Call Collect: +1 212 297 0720

IF YOU NEED ASSISTANCE VOTING YOUR BLUE PROXY OR BLUE VOTING INSTRUCTON FORM OR HAVE ANY QUESTIONS, PLEASE CONTACT OKAPI PARTNERS LLC AT THE NUMBERS ABOVE, AND THEY WILL BE ABLE TO ASSIST YOU TO ENSURE YOUR VOTE IS COUNTED AT THE MEETING.

VOTE ONLY YOUR “UNIVERSAL” BLUE PROXY OR BLUE VIF TODAY.

BENEFICIAL SHAREHOLDERS (YOU HOLD SHARES THROUGH AN INTERMEDIARY OR DEPOSITORY) THERE ARE 3 WAYS TO VOTE USING YOUR BLUE VOTING INSTRUCTION FORM:

1. VOTE BY INTERNET

Please go to the voting website listed on your BLUE voting instruction form and then follow the voting instructions on the screen. For most holders, the website will be www.proxyvote.com.

You will require a Control Number (located on your BLUE voting instruction form) to identify yourself to the system. Please note if you have more than one account, you will receive a voting instruction form for each account. Please vote all the control numbers found on your BLUE voting instruction form only to ensure all your votes are counted.

2. VOTE BY FAX

Where available, mark, sign and date your BLUE voting instruction form and return it by facsimile to the number on your voting instruction form.

You will receive a BLUE voting instruction form for each account you hold. Please return a completed BLUE voting instruction form for each account you hold.

3. VOTE BY MAIL

Mark, sign and date your BLUE voting instruction form and return it in the postage prepaid envelope.

You will receive a BLUE voting instruction form for each account you hold. Please return a completed BLUE voting instruction form for each account you hold.

TO ENSURE TIMELY DELIVERY OF YOUR VOTE WE RECOMMEND THAT, WHENEVER POSSIBLE, YOU VOTE VIA INTERNET OR FAX

We strongly encourage registered shareholders (i.e. shareholders who hold a physical share certificate registered in their name) to mark, sign and date their BLUE proxy and return it by email to mfcinfo@okapipartners.com or facsimile to 1-212-297-1710. Alternatively, registered shareholders may mark, sign and date their BLUE proxy and return it by mail in the provided postage prepaid envelope to: Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, N.Y., 10022.

As IAT is using a “universal” form of proxy or “universal” voting instruction form, which includes the names of all of the director nominees to be considered at the Meeting, including the nominees proposed by MFC, and the other matters to be considered at the Meeting, we recommend you not use any other proxy regardless of how you propose to vote. Shareholders are urged to IGNORE any white form of proxy or white voting instruction form received from MFC. Only the BLUE proxy and BLUE voting instruction form includes the names of all Concerned Shareholder Nominees, whereas MFC’s white form of proxy and voting instruction form only contains the names of the two MFC Management Nominees that are up for election at the Meeting. Accordingly, only the BLUE proxy or BLUE voting instruction form is complete and will allow you to cast your votes in respect of all of the director nominees and other matters being considered at the Meeting. Please vote your BLUE proxy even if you have previously voted your white management proxy. A properly completed voting instruction form will automatically revoke an earlier proxy deposited by your Intermediary in respect of the Meeting. A later dated properly completed voting instruction form will automatically prompt an Intermediary to revoke an earlier proxy deposited by your Intermediary in respect of the Meeting with your new instructions.

IN ORDER TO BE DEPOSITED WITH THE COMPANY’S PROXY TABULATOR IN TIME TO BE USED AT THE MEETING, WE URGE YOU TO VOTE YOUR BLUE PROXY OR BLUE VOTING INSTRUCTION FORM SO THAT IT IS RECEIVED BY OKAPI PARTNERS LLC PRIOR TO 5:00 P.M. (NEW YORK TIME) ON DECEMBER 22, 2013.

VOTE ONLY YOUR “UNIVERSAL” BLUE PROXY OR BLUE VIF TODAY.

TABLE OF CONTENTS

NOTICE TO UNITED STATES SHAREHOLDERS	1
FORWARD-LOOKING STATEMENTS AND INFORMATION	1
CURRENCY	2
PROXY CIRCULAR	2
ABOUT IAT reinsurance company ltd.	3
REASONS FOR THIS SOLICITATION AND PLANS FOR MFC	4
MFC’ Strategy: Poorly Defined, Articulated and Executed	7
Poor Shareholder Returns, Poor Operational Performance and Factual Distortions by MFC	10
Frequent and Unexplained Auditor Changes and Financial Accounting Concerns	12
Complete Loss of Confidence in the Current Board	12
Unacceptable Corporate Governance Practices	15
No Transparency and Boilerplate Disclosure	18
A Long History of Related Party Transactions	20
Inexplicable Adoption of a Shareholder Rights Plan	22
Failure to Engage with Shareholders	22
MATTERS TO BE ACTED UPON	22
FIXING THE NUMBER OF DIRECTORS AND THE ELECTION OF DIRECTORS	22
Current Board of Directors and MFC Management Nominees	22
Fixing the Number of Directors and Voting for the Election of the Concerned Shareholder Nominees	23
Information on the Eight Concerned Shareholder Nominees	24
OTHER MATTERS TO BE ACTED UPON	33
Appointment of Auditor	33
Approval of Advance Notice Policy	33
GENERAL PROXY INFORMATION	34
Appointment of Proxies	34
Corporate Shareholders	34

Revocation of Proxies by Registered Shareholders	34
Voting of Shares Represented by Proxy	35
Registered Shareholders	36
Non-Registered (Beneficial) Holders of Shares	36
Solicitation of Proxies and Payment of Related Expenses	38
OUTSTANDING SHARES AND PRINCIPAL HOLDERS	38
Shareholders Entitled to Vote	38
Principal Holders	39
IAT’s Voting Intentions	40
EXECUTIVE COMPENSATION, INDEBTEDNESS, MANAGEMENT CONTRACTS AND EQUITY COMPENSATION PLANS	40
INTEREST IN MATERIAL TRANSACTIONS AND MATTERS TO BE ACTED UPON AT THE MEETING	40
INFORMATION CONTAINED IN THIS CIRCULAR	41
ADDITIONAL INFORMATION REGARDING MFC	41
CERTIFICATE	41
APPENDIX “A”	42

NOTICE TO UNITED STATES SHAREHOLDERS

This document is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, any solicitation of proxies made in the United States with respect to securities of MFC is made in accordance with applicable Canadian corporate and securities laws and this document has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that these Canadian requirements are different from the requirements under the U.S. Exchange Act.

FORWARD-LOOKING STATEMENTS AND INFORMATION

Certain information included in, attached to or incorporated by reference into, this Circular, may contain forward-looking statements or forward-looking information within the meaning of applicable securities laws, including in respect of IAT’s and MFC’s respective priorities, plans and strategies for MFC and MFC’s anticipated financial and operating performance and business prospects. All statements and information, other than statements of historical fact, included or incorporated by reference in this Circular are forward-looking statements and forward-looking information, including, without limitation, statements regarding activities, events or developments that IAT expects or anticipates may occur in the future. These forward-looking statements and information can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements and information are based will occur or, even if they do occur, will result in the plans, results or performance expected.

We caution readers of this Circular not to place undue reliance on forward-looking statements and information contained in this Circular, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those expressed or implied by such forward-looking statements or information. These factors include: changes in strategies, plans or prospects; general economic, industry, business and market conditions; changes in board composition; IAT’s ability to pass certain resolutions at the Meeting; the outcome of the litigation described herein; actions of MFC and its subsidiaries or competitors; the ability to implement business strategies and plans and pursue business opportunities and conditions in the commodity supply chain industry; the availability and pricing of commodities; the effects of competition and pricing; risks associated with volume growth and pricing; industry capacity and fluctuations in market supply and demand; inflationary pressures, including increasing utility and fuel prices; potential increases in maintenance and operating costs; potential legal and regulatory claims, proceedings or investigations; ability to realize any anticipated or planned cost savings; disruptions or changes in the credit or securities markets; risks and liabilities associated with financing, producing, sourcing, processing, transporting and storing commodities; timing of completion of capital and maintenance projects; changes in applicable laws and regulations; foreign currency and interest rate fluctuations; labour strikes or lock-outs or unexpected changes in labour productivity; and various other events that could disrupt MFC’s operations, including severe or unusual weather conditions, droughts, floods, avalanches, earthquakes, war, acts of terrorism and security threats. MFC’s shareholders are cautioned that all forward-looking statements and information involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of MFC with applicable U.S. and Canadian securities commissions, copies of which are available on the Electronic Data-Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov and the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. We urge you to carefully consider those factors. We also caution readers of this Circular that MFC’s public disclosure record lacks transparency and is boilerplate in many respects.

The forward-looking statements and information contained in this Circular are expressly qualified in their entirety by this cautionary statement. The forward-looking statements and information included in this Circular are made as of the date of this Circular and we undertake no obligation to publicly update such forward-looking statements or information to reflect new information, subsequent events or otherwise, except as required by applicable laws.

CURRENCY

Unless otherwise noted, references in this Circular to “$” and “dollars” are to United States dollars and all references to “C$” are to Canadian dollars.

PROXY CIRCULAR

This Circular and the accompanying BLUE form of proxy or BLUE voting instruction form, are furnished in connection with the solicitation by IAT of proxies to be used at the Meeting of holders (the “Shareholders”) of Shares of MFC, scheduled to be held at the Renaissance Hong Kong Harbour View Hotel, 1 Harbour Road, Wanchai, Hong Kong, on December 27, 2013 at 4:00 p.m. (Hong Kong time) and at any and all adjournments or postponements of such meeting. The information contained in this Circular is given as of the date of this Circular, except where otherwise noted.

This solicitation is not made by or on behalf of management of MFC.

You may have recently received a MFC management proxy circular dated November 29, 2013 (the “Management Circular”) and a white form of proxy or voting instruction form from management of MFC soliciting proxies in connection with the Meeting. According to the Management Circular, Michael J. Smith, Shuming Zhao, Indrajit Chatterjee, Ian Rigg, Ravin Prakash and Silke S. Stenger are currently directors of MFC. MFC is proposing to re-elect the two incumbent Class II board members, Shuming Zhao and Ravin Prakash (the “MFC Management Nominees”), at the Meeting.

IAT is soliciting your support, and providing a BLUE form of proxy or a BLUE voting instruction forms for use at the Meeting, to fix the number of directors of MFC at eleven and to elect the following eight individuals (collectively, the “Concerned Shareholder Nominees”) as directors to the board of directors of MFC:

• Peter R. Kellogg • J. Andrew Betts • David L. Grange	• Jeffrey A. Harris • William C. Horn III • Logan W. Kruger	• Patrice E. Merrin • Trevor S. Schultz

If this solicitation is successful, MFC’s board would be comprised of eleven directors - the eight Concerned Shareholder Nominees and the three incumbent Class I and Class III directors that are not up for re-election at the Meeting. In accordance with MFC’s articles, if elected, the Concerned Shareholder Nominees will be apportioned (by the directors) among MFC’s three classes of directors as to make all classes as equal in number as possible. Please also see the section of this Circular titled “Matters to Be Acted Upon – Fixing the Number of Directors and the Election of Directors” for further information and issues we are disputing with MFC.

Your vote at the Meeting is very important to the future of your investment in MFC. If, after reading this Circular, you agree with IAT that the addition of the Concerned Shareholder Nominees to MFC’s board will better serve your interests as a Shareholder, please immediately vote your Shares in accordance with the instructions set out in the enclosed BLUE form of proxy or BLUE voting instruction form. If you need assistance voting your BLUE proxy or BLUE voting instruction form or have any questions, please contact our proxy solicitor, Okapi Partners LLC at 1-855-208-8902 toll-free in North America, or at 1-212-297-0720 outside of North America (collect calls accepted), or by e-mail at mfcinfo@okapipartners.com, and they will be able to assist you to ensure your vote is counted at the Meeting.

Vote only your BLUE form of proxy or BLUE voting instruction form today. IAT is using a “universal” form of proxy and voting instruction form, which includes the names of all of the director nominees and other matters to be considered at the meeting. We urge you to IGNORE any white form of proxy or voting instruction form received from MFC. If you have previously voted using the white form of proxy or voting instruction form sent to you by MFC, you may revoke your vote by executing the enclosed BLUE form of proxy or BLUE voting instruction form and sending it by fax or mail. Alternatively, you can change your vote by using the BLUE proxy control number and voting on the internet. Only your latest dated form of proxy or voting instruction form will be counted.

In order to be deposited with MFC’s proxy tabulator in time to be used at the Meeting, we urge you to vote your BLUE proxy or BLUE voting instruction form so that it is received by Okapi Partners LLC (“Okapi”) prior to 5:00 p.m. (New York time) on Sunday, December 22, 2013.

To vote your Shares, please carefully follow the instructions under the section of this Circular entitled “General Proxy Information” beginning at page 34 of this Circular and set out in the enclosed BLUE form of proxy or BLUE voting instruction form. Even if you plan to attend the Meeting in person, you should complete and return your BLUE form of proxy or BLUE voting instruction form in accordance with the enclosed instructions to ensure your vote is counted at the Meeting.

EVEN IF YOU HAVE PREVIOUSLY DEPOSITED A WHITE PROXY OR HAVE PREVIOUSLY GIVEN VOTING INSTRUCTIONS IN SUPPORT OF THE MFC MANAGEMENT NOMINEES, YOU MAY STILL CHANGE YOUR VOTE, OPPOSE MANAGEMENT’S NOMINEES AND SUPPORT THE CONCERNED SHAREHOLDER NOMINEES BY COMPLETING AND SUBMITTING A BLUE PROXY OR GIVING VOTING INSTRUCTIONS IN ACCORDANCE WITH THE BLUE PROXY OR BLUE VOTING INSTRUCTION FORM. A BLUE PROXY VOTED LATER THAN ANY PREVIOUSLY SUBMITTED MANAGEMENT PROXY OR BLUE VOTING INSTRUCTIONS WILL AUTOMATICALLY REVOKE ANY PRIOR PROXY OR VOTING INSTRUCTIONS GIVEN. Only registered Shareholders have the right to revoke a form of proxy. Non-Registered Holders who wish to change their vote must arrange for their respective Intermediaries to revoke the form of proxy on their behalf prior to the proxy voting deadline of 4:00 p.m. (Hong Kong time) on December 24, 2013. It should be noted that revocation of proxies or voting instructions by a Non-Registered Holder can take several days or even longer to complete and, accordingly, any such revocation should be as soon as possible in advance of the deadline prescribed in the form of proxy or VIF to ensure it is given effect in respect of the Meeting.

ABOUT IAT reinsurance company ltd.

IAT is a Class 3 Bermuda domiciled reinsurer with an A-minus financial strength rating by A.M. Best. IAT has been in the reinsurance business since 1984. IAT is headquartered in New York City. IAT is an active underwriter of commercial and personal lines property and casualty reinsurance and insurance, directly and through its eight wholly-owned insurance subsidiaries domiciled and licensed in the U.S. IAT is committed to: protecting and growing its capital base through attracting and retaining the best resources available; responsiveness and integrity in all its dealings; adhering to its business plan and emphasizing pure underwriting profit; and offering continuity to its customers as long as its underwriting margin requirements are met. IAT, together with its Chief Executive Officer and controlling shareholder, Peter R. Kellogg, are MFC’s single largest shareholders, owning or controlling more than 33% of the outstanding Shares, and are committed to MFC’s success over the long-term. For further information on Mr. Kellogg, please refer to his biography starting on page 24 of this Circular.

Further information concerning IAT and its plans for MFC can be found within this Circular and at www.timeforchangeatMFC.com.

REASONS FOR THIS SOLICITATION AND PLANS FOR MFC

Background to this Solicitation

We are soliciting proxies to increase the size of MFC’s board to eleven directors and to elect our eight nominees to fill all available seats. Our preferred course of action would have been to seek your help to replace MFC’s entire board at the upcoming shareholders’ meeting. However, as a consequence of MFC’s staggered board structure – a structure that is in stark contrast to today’s good corporate governance practices – this cannot be achieved.

We are not shareholder activists. In fact, this is the first time that I have ever instigated or been an active participant in a proxy contest. It is also the first time that I have felt that the circumstances warranted it. We typically hold equity positions of 5% and larger in our investment portfolio companies for long periods of time, often in excess of 10 years. In the case of MFC, we have been MFC’s largest shareholders for approximately 14 years. Together, we currently control approximately 20.6 million Shares that represent approximately 33% of MFC’s outstanding Shares (calculated on a non-diluted basis). In all of our investments we encourage long-term stewardship of companies, which we believe is best realized through the proper working of an independent board of directors whose fiduciary responsibility is to direct strategy, monitor performance, control risk and to challenge and question management. The board of MFC has long failed to live up to these expectations.

The eight Concerned Shareholder Nominees are all highly experienced and qualified business leaders from a broad range of backgrounds and sectors that will work towards achieving our objective of transforming MFC in terms of performance, transparency and accountability to Shareholders. As we have said unequivocally from the beginning, by no means are we trying to “take over” MFC with our proposed board nominees. All of the board nominees are independent for purposes of applicable securities law and exchange rules and are also independent of MFC, and with the exception of me, all of the board nominees are independent of IAT. Our board nominees are being put forward for the simple reason that we have lost all confidence in MFC’s current board.

We caution you to not be distracted by MFC’s flailing attempts to discredit our board nominees. It is yet another transparent attempt to divert your attention from the matters at hand. Instead, we encourage you to review our nominees’ biographies starting at page 24 of this Circular. In stark contrast to MFC’s current board, with the Concerned Shareholder Nominees we seek to put in place a board that has both “depth and breadth”; a high performing board that will set MFC on the right track. A board where “good governance”, “good disclosure”, accountability and transparency are the norm, not the exception. A board with the skills needed to enable MFC to refine and effectively execute on its strategy and to generate long-term value for all Shareholders. A board with integrity; a board in which we can all have trust and confidence. MFC shareholders deserve nothing less.

Our Lengthy List of Concerns Has Been Ignored by MFC

Each of you who have listened to MFC’s earnings calls will understand management’s generally poor quality of response and style and occasional lapses into incoherence, all of which prevents Shareholders from drilling down on the operational details of MFC’s performance. We have been very patient with MFC and its board of directors for many years. We are not criticizing them from a distance. We are neither detached nor disinterested but are bringing forward our complaints to you after a long history of frustration.

Our list of concerns related to MFC’s board is long and numerous.  Even the most common attributes of acceptable corporate governance have long been absent at MFC.  This board has allowed Mr. Smith to run MFC as if it were his own private fiefdom. Mr. Smith has surprisingly (and shockingly) been the Chairman, CEO and CFO of MFC for quite some time. This is unacceptable from both a corporate governance and a risk management perspective. Our review of the public record also demonstrates that the majority of MFC’s board has a long and cozy history with Mr. Smith, MFC and its predecessors and subsidiaries. The board’s ineffectiveness, engendered by the lack of true independence, is exacerbated by the long absence of their own personal share ownership, which is a telling marker of their misalignment with shareholders. Other concerns include MFC’s poor shareholder returns, failure to execute on its strategy, lack of transparency, frequent auditor changes (three times since 2010, five times since 2005) and poor disclosure. These, and many other reasons for our concern, are outlined in the enclosed proxy circular. We trust you will agree that our concerns are compelling and that it is time for change at MFC.

This proxy solicitation is by no means our first attempt to engage MFC. Over the last two years before taking this step, we have engaged MFC on numerous occasions, including in face-to-face meetings, and asked for independent representation on the board. All of our efforts to reach an amicable arrangement were rebuffed in no uncertain terms. The unyielding response, unexpected, inappropriate and unreasonable considering the significance of our ownership stake and the reasonableness of our requests, has given us great pause for concern.

MFC’s Baseless Accusations and Fear Mongering

When we publicly notified MFC and our fellow shareholders of our intention to effect change on MFC’s board on November 25, 2013 in accordance with MFC’s advance notice policy, MFC’s board responded by immediately bringing two court actions against us alleging, among other things, various technical disclosure violations of Section 13(d) of the United States Securities Exchange Act of 1934 and violations of the early warning, insider reporting and takeover bid requirements under Canadian securities laws. The suspicious timing of the court actions, and MFC’s failure to contact us with details regarding any concerns they allege regarding our disclosure in advance of filing them, illustrates that the court actions are nothing more than a self-serving attempt to intimidate IAT and further entrench MFC’S current board. MFC has made no effort to address the merits of the concerns that drove us to nominate independent director candidates at this year’s shareholders’ meeting, but rather seeks to simply divert shareholders focus from the real issues related to the current board’s poor track record.

To be clear, MFC’s allegations that shareholders and the market have been left “in the dark” regarding IAT’s significant shareholdings are unfounded. MFC has consistently disclosed IAT as the principal holder of its common shares since 1999. Further, any alleged violations of Canadian requirements by IAT would have been technical and inadvertent and, in any event, have been addressed by IAT self-reporting regarding the same to the British Columbia Securities Commission and IAT making corrective filings over two months ago. MFC’s complaint of technical violations is all the more surprising given that we have uncovered evidence of disclosure violations by members of MFC’s current board, including Michael Smith.

The recent allegations of the MFC board that IAT is soliciting proxies to “raid MFC’s substantial assets” are fictional and laughable. IAT’s financial strength is confirmed by an A-minus financial strength rating from A.M. Best. In fact, IAT has consolidated liquid assets in excess of $1.4 billion, which is nearly five times greater than MFC’s liquid assets. Unlike MFC, IAT also has no outstanding long-term debt. Any suggestion that IAT is seeking MFC’s assets for its own benefit is unfounded, ridiculous and intended to distract from the issues at hand.

Additionally, the claim by the MFC board that we are soliciting proxies to “gain control of [MFC’s] significant treasury” due to IAT’s alleged lack of liquidity caused by an Internal Revenue Service (“IRS”) ruling is not just wrong – it is simply absurd. While we freely admit to having a disagreement with the IRS (as no doubt many people have), it relates to a tax liability that was paid in full by IAT in 2011, and is totally irrelevant to this proxy solicitation. Furthermore, the only ongoing litigation with the

IRS relates to IAT seeking recovery of the amounts it already paid plus interest. Again, however, this is completely unconnected to the issues at hand.

As additional support for its tenuous position, MFC’s board has also claimed that IAT approached MFC in 2011 for a $50 million loan due to IAT’s “lack of liquidity”, but were rebuffed by MFC on the basis that it was not in “the best interests of MFC or its shareholders to grant a loan to IAT”. This is yet another example of MFC’s current board distorting reality to try and gather shareholder support. In fact, IAT had conversations with several potential third party financiers regarding the provision of an unsecured line of credit in 2011 (something that IAT had never previously considered). During that time, IAT sought the advice of Michael Smith, who had several active banking relationships, and he agreed to make inquiries on IAT’s behalf. However, before any assistance was provided, IAT unilaterally advised MFC in November 2011 that it no longer desired additional credit funding, thus concluding all activity on this project.

To be very clear and unequivocal, IAT will not receive any material benefits from the election of its nominees to the board that will not be shared proportionally with all other MFC shareholders. Any allegation to the contrary by MFC’s current board – including that IAT is seeking to “takeover” MFC or is in need of funds – is simply fear mongering and false.

MFC also claims in its Management Circular that IAT’s proposals could trigger a change of control “under MFC's existing bank lines and arrangements with lenders” and “change of control provisions in MFC's other contracts, including employment agreements with management”. This threat is both extraordinary and desperate. MFC has never publicly filed any of these allegedly material contracts (as is required under Canadian and U.S. securities laws) and the contention now of such negative implications suggests that MFC has hidden from the public a matter of such materiality that it could be used to scare Shareholders from making change. We are therefore left wondering if such claims are actually true or simply another scare tactic. Further, IAT has reviewed MFC’s public filings and noted that only two executive officers are entitled to a payment in the event of a change of control (Michael Smith and Ernest Alders). Not surprisingly, in neither case does MFC disclose to Shareholders how a change of control payment is actually triggered (e.g. change of voting control, sale of assets, etc.). Indeed, if these are truly “single trigger” payments as a result of a change of control, this is further evidence of MFC’s poor pay practices, as “single trigger” payments have long been viewed as inappropriate. If other change of control payments are triggered in circumstances where independent directors are being added to the board, MFC has clearly failed to appropriately disclose them to Shareholders, let alone quantify them. This too is a contravention of Canadian and U.S. securities laws.

MFC’ Strategy: Poorly Defined, Articulated and Executed

MFC has had multiple strategies in its history, two of which are currently operative: becoming a global supply-chain management firm and undertaking opportunistic acquisitions where management can seek to unlock value. As described below, despite these stated strategies, MFC continues to be vague about its true direction. While MFC continues to struggle to become a global commodity supply-chain company, acquired assets that were identified by MFC as key to its current strategy sit languishing on the balance sheet. MFC’s record of failed acquisitions only increases our skepticism over MFC’s execution prowess under the current board.

Supply-Chain Strategy: Vague, Risky and Poorly Executed

In August 2011, MFC revealed its strategy of becoming a global commodity supply-chain management firm, modeled after the Asian trading group Noble Group. This model typically calls for having actual control of various commodities to sell or trade in support of clients’ businesses. MFC announced a plan to derive as much as 40% to 50% of its revenue from captive sources of commodities that it would own or otherwise control. During this same timeframe, MFC also stated that it intended to “spin out to the shareholders several assets not directly relevant to the global commodity supply chain operations, or to sell those assets and pay out a special distribution to the shareholders”, neither of which has materialized.

Despite openly proclaiming this new business model two years ago, MFC’s old roots as an opportunistic investor continue to ring loud. MFC’s most recent Form 20-F filing, extracts of which are set out below, outlines a strategy more acquisition-centric than that of building a supply-chain platform, and calls into question the actual importance of, and commitment to that strategy.

•	“Investing in Undervalued Opportunities…whose intrinsic value is not properly reflected in their share price…management can unlock value.”
•	“Strategic Investments…in resource assets…strengthen our commodities operations as and when opportunities arise.”
•	“Geographic Scope of Operations…target new business and investment opportunities worldwide”
•	“Financial Profile…maintain fiscal profile (to) access necessary financing on competitive terms…manage acquisition risks and maintain a high level of liquidity.”

Prior to the proclaimed 2011 supply-chain strategy, acquisitions of a purely opportunistic nature were the dominant feature of MFC’s corporate strategy; MFC operated as a merchant banker, made proprietary investments, held royalty interests and natural resource assets.  Despite poor and opaque disclosure, it appears that MFC’s principal revenue sources have remained unchanged since 2010. The most recent Form 20-F filing confirms that MFC has not forsaken its historical opportunistic strategy, but has simply added the new commodity supply-chain strategy.

Supply-Chain Strategy: Elusive and Risky Execution

The prospect of truly replicating the commodity supply-chain management model remains elusive and may be fraught with greater execution risk than anticipated. A diverse asset base, both in terms of portfolio mix and geography, coupled with a streamlined comprehensive risk management model and a strong balance sheet, are prerequisites for sustainable growth in the global commodity supply-chain industry. Given that MFC’s business model is currently lacking in most of these areas, we believe it is not equipped to overcome the inherent volatility in the global commodity supply-chain industry.

Lack of progress is also evident in the available data. Supply-chain companies are most often characterized by a high level of current assets, high inventory turns and a low cash conversion cycle.  Using these metrics, MFC compares very poorly with publicly traded global supply chain companies. For example, MFC’s inventory turn decreased from 5.87 times in 2011 to 3.64 times in 2012, while Noble Group reported inventory turn of 22.73 times in 2011 and 29.6 times in 2012.  MFC’s cash conversion cycle increased from 38.03 days in 2011 to 89.78 days in 2012, while Noble Group reported a cash conversion cycle of 3.54 days and 7.43 days in 2011 and 2012, respectively.  MFC may be working toward transforming to a global commodities supply-chain company, but two years into the plan, progress has been minimal and MFC remains largely what it has always been.

Undefined Non-Strategic Acquisitions

Despite having selective attributes of a commodity supply-chain management model, MFC continues to hold acquired assets that are not complementary to the Noble Group business model, as evidenced by such holdings as Chinese eye-centers and medical supply services, German commercial real estate, and an Ugandan power plant, for which clear business development strategies have been neither defined nor executed. Moreover, an analysis of MFC’s entry and exit into several of its non-core businesses reveals a concerning pattern of related party transactions.

History of Failed Acquisitions and Illegality

A history of failed acquisitions is a reminder of MFC’s challenge in executing natural resource development strategies. Two significant acquisition/operational failures that particularly stand out are Canoro Resources Ltd. (“Canoro”) and Magnum Minerals Private Ltd. (“Magnum Minerals”).

In June 2010, MFC’s predecessor, Mass Financial, acquired a controlling interest (52.9%) in Canoro (a Canadian oil & gas company operating in India) for total consideration of $15.4 million pursuant to an investment agreement (the “Investment Agreement”). At the time of this investment, Canoro was a party to a production sharing contract (the “PSC”) pertaining to the development of the Amguri oil field in Assam, India with, among others, the government of India. Shortly after signing the Investment Agreement, the Ministry of Petroleum and Natural Gas of India (the “Government of India”) provided Canoro with notice of termination of the PSC on the basis that Canoro and Mass Financial had entered into the Investment Agreement without obtaining the Government of India’s prior consent. Canoro attempted to restrain the Government of India from acting under the termination notice by filing a petition with the High Court of Delhi, but that petition was dismissed on March 7, 2011.

We believe that the termination of the PSC was ultimately the result of Mass Financial hurriedly signing the Investment Agreement without obtaining the Government of India’s consent (a process which we understand would have taken approximately 18 months).  As the PSC was already in dispute by December 2010, MFC (then known as Terra Nova) never consolidated the Canoro assets subsequent to its merger with Mass Financial (the combined company changed its name to MFC in September 2011), in essence writing off the entire investment in a very short timeframe. Incidentally, Michael Smith was a member of Canoro’s board of directors from April 2010 to July 2011 and the Chairman of Mass Financial at the time of entering into the Investment Agreement (and Chairman, CEO and a director of Terra Nova at the time of the merger).

Magnum Minerals, a former wholly-owned subsidiary of MFC (and previously Mass Financial) had entered into agreements with certain third-party leaseholders in the State of Goa, India for the purchase of iron ore at a fixed price per ton. In 2012, MFC disclosed that it had entered into a further agreement for the processing and purchase of iron ore at a new property in very close proximity to the existing iron ore operations. MFC was in the process of securing the necessary permits to commence operations when, in September 2012, all mining in the State of Goa was banned due to the suspicion of widespread illegal mining activities. Disturbingly, Magnum Minerals and Terra Nova were both specifically named in a December 6, 2011 The Times of India article in connection with allegedly carrying on illegal mining activities.

MFC subsequently decided to write-off the Magnum Minerals investment at year-end 2012, leading to a one-time non-cash impairment charge and inventory write-down (net of an income tax recovery) of $48.2 million; rationalizing the write-down based on the uncertainty of the state of mining activity in Goa. MFC did not disclose that at least one of Magnum Minerals’ iron ore leases was under investigation for illegal mining activities by a Commission of Inquiry appointed by the Indian central government. According to MFC’s public filings, Magnum Minerals’ shares were sold to an unidentified director of a MFC subsidiary in 2013 for nominal consideration, which, in light of these circumstances, is concerning to us and may warrant further investigation under the newly constituted board.

Ravin Prakash, one of the two MFC Management Nominees up for re-election at the Meeting, was shockingly both (i) a member of Canoro’s board of directors from July 2010 to July 2011 and Canoro’s president and chief executive officer from August 2010 to July 2011, and (ii) the Director and Chief Executive Chairman of Magnum Minerals during the time periods described above. Given Mr. Prakash’shistory, how can MFC’s management reasonably recommend that Shareholders re-elect him, let alone claim that he has a “proven record of delivering value on an international stage”? With such recent failures, only the opposite should be said.

Strategic Assets Languishing on the Balance Sheet

Development strategies for the Compton Petroleum Corporation (“Compton Petroleum”) and Pea Ridge acquisitions, projects that MFC has heralded as key to its supply-chain strategy, have been neither defined nor executed. These assets will require very significant capital investment and are not even close to being monetized. Shareholders cannot consider “leaving molecules in the ground until prices improve” (to use management’s words) as a viable business strategy for a natural gas operator (Compton Petroleum) with hundreds of undeveloped well sites. Similarly, Shareholders should be concerned that MFC has owned a proven iron ore mine (Pea Ridge) for two years without being able to produce a viable re-development plan, an industry compliant feasibility and economic study or an extraction strategy.

The Compton Petroleum and Pea Ridge assets have the potential of being monetized and integrated into a commodity supply-chain infrastructure, but require a specific development strategy that remains undefined, and large capital expenditures that MFC has as of yet chosen not to make. MFC has made known publicly that it does not have the in-house expertise to execute the development. It may be that the potential of these properties is too costly or too difficult to bring to fruition. In any case, the underperformance of these investments, which MFC has borrowed money to make, has been a significant factor in MFC’s spotty operating record and diminishes the notion that MFC has an active and robust strategy to replicate the commodity supply-chain management model.

A strategy centered around acquiring undervalued assets is not inherently an ill-conceived one, provided it comes with an execution strategy aligned with developing and/or monetizing the asset. However, a strategy of acquiring undervalued assets without defined criteria or execution strategy amounts to gambling with shareholder capital.

IAT’s Plan to Address MFC’s Flawed Strategy

After years of different strategic transitions and avoidable miscues in its opportunistic acquisition activity, MFC’s board no longer has the right to be given any further blind trust or patience from its shareholders. MFC’s board of directors needs to be held accountable, not only for its acquisition strategy, but also for its failure to integrate and monetize its acquired assets and operations, effectively and on a timely basis.

MFC needs a strong and experienced board that will work with current management to carefully and thoughtfully plan and design the corporation’s strategy and to regularly revisit it with an eye to its continued validity and the quality of execution.

We will recommend that, if the Concerned Shareholder Nominees are elected, the newly constituted board work with management and undertake a thorough review of MFC’s strategy. MFC has declared its goal to become a commodity supply-chain and trading firm. It has acquired undeveloped mining and energy assets to this end. MFC’s strategy has not been executed; the mining and energy assets critical to that strategy continue to languish undeveloped. MFC has neither the skill nor the money to develop those assets. This is hurting MFC’s financial results and hangs over the company’s future. The newly constituted board’s comprehensive review of the value and importance of all assets against MFC’s strategy will be key. Whether assets are deemed core or non-core, we will recommend that the newly constituted board quickly foster a plan to monetize them based on the most favorable risk/reward analysis. We will also recommend that the newly constituted board act to determine if the proposed supply-chain strategy, with or without amendment, is uniquely important or a mere subset of theopportunistic/merchant bank model that has anchored MFC throughout its history. In any case, MFC’s assets will be rationalized and/or monetized as quickly as possible but in a manner that provides the best and most sustainable return on shareholder capital.

Poor Shareholder Returns, Poor Operational Performance and Factual Distortions by MFC

We believe that long-term shareholder return is the best measure of the performance of a company’s board of directors. Unfortunately, MFC does not share this view or even care about its share price, which has resulted in a significant disconnect with Shareholders. This is evident from MFC’s actions and even more clear in statements they have made in the public record, such as “the Compensation Committee does not consider the price of the Common Shares to be a strong indicator of performance”.

Poor Shareholder Returns

MFC’s cumulative total return, assuming a $100 investment in the Shares and the reinvestment of dividends, for the period from January 1, 2008 up to November 30, 2013 has been dismal, particularly when compared against the Russell 2000 (MFC’s self-identified benchmark index). As illustrated by the chart below, during this period, MFC’s total shareholder return decreased by 51.38%, while the Russell 2000 increased by 61.88%. We find it utterly bizarre that MFC is selectively touting its compound annual growth at the beginning of its Management Circular as compared to the S&P 500, but makes no comment on the dismal performance shown in the five year performance graph as compared to the Russell 2000 later in the same document.

In its Management Circular, MFC seeks to blur the facts by showing a compound annual growth rate of MFC's Shares between December 31, 2002 and 2012 of 20.1% over this 10-year period. Of course, MFC does not explain why, on the one hand it claims to be a global commodity supply chain company, while using performance metrics dating as far back as 2002, a time when MFC described itself as a merchant bank engaging in banking, trading, financing commercial trade, and proprietary investing.

From 2002 through 2010, MFC changed itself from a merchant bank and proprietary investment firm to a cement plant engineering firm and back again to a merchant bank with commodity trading and proprietary investing. It was not until August 2011 that MFC publicly announced its intention to refocus its business into a global commodity supply chain company. Yet, despite claiming its competitors to be Noble Group, Glencore Xstrata plc (“Glencore”), Bunge Limited and Brenntag Group, it uses performance metrics for a company and timeframe that bear no resemblance to the company it is attempting to define today. MFC as it exists today was formed from the merger of Terra Nova and Mass

Financial in December 2010. Any relevant assessment of performance should be based from that date forward, not during a time filled with proprietary investments spanning the spectrum from medical emergency vehicles to Chinese eye care centers to commercial real estate to cement plant engineering.

Despite significant acquisitions since refocusing the business in mid-2011, including Pea Ridge iron ore mine, Compton Petroleum, ACC Resources Co. LP and Possehl Mexico, from December 31, 2010 to November 30, 2013, MFC has reported a negative 2.05% return in share price and a paltry 6.56% total return compared to a 51.77% return by the Russell 2000 over the same timeframe.

MFC Relies on Book Value to Claim Strong Financial Performance

MFC is claiming strong financial performance during the period from December 31, 2002 through September 30, 2013, by illustrating an increase of 307% in book value from $180.6 million to $735.3 million. What is not disclosed is that by our calculation approximately 72% of the increased book value was generated from accounting treatment and not from operational performance. The accounting treatments accounted for approximately $401 million of increased book value through fair-market adjustments during the change over to IFRS reporting and negative goodwill booked on “bargain purchases”, such as Compton Petroleum (which seems suspect to say the least, as discussed below). We are also concerned with MFC’s claimed book value given the frequent auditor changes described below and general sparseness of MFC’s disclosure record. The figures presented by MFC are just another example of the board distorting the facts, or using metrics that conveniently enhance performance reporting. One must wonder why MFC continues to refuse to use industry standard metrics for measuring and assessing operational performance.

The reality is that MFC has historically traded significantly below book value and, as of October 31, 2013, was currently trading at 0.69 times book value, while MFC’s self-identified “competitors”, such as Noble Group and Glencore, have historically enjoyed a price to book value well above 1.0 times. MFC’s under-performance is further highlighted considering the average price to book value of the Russell 2000 and S&P 500 was 3.05 times and 2.22 times, respectively, in 2012. Clearly the market is skeptical of MFC’s financial performance.

If the Concerned Shareholder Nominees are elected, we believe that MFC’s newly constituted board will be empowered to create and implement a value enhancing strategy for MFC that will focus on improving shareholder returns and operational performance in a transparent and understandable manner. As should be the case now, MFC’s management will be responsible and accountable to the board and the board will be responsible and accountable to shareholders.

Frequent and Unexplained Auditor Changes and Financial Accounting Concerns

Since November 2010, MFC has changed its auditors three times. MFC also changed its auditors on two other occasions prior to that. On each occasion, no credible reason was given for the change. Shareholders should always be cautious when a company announces an auditor change, as it may be related to underlying but undisclosed problems in the company’s financial reporting and accounting practices. For a company of MFC’s size with operations all around the world, we believe that the absence of a meaningful relationship with an audit firm is a matter of serious concern, which is only heightened in MFC’s case, with the CEO also acting as CFO and Chairman. Furthermore, these frequent auditor changes makes us question the integrity of MFC’s risk management and financial control systems.

We are also confused by MFC’s accounting practices relating to the Compton Petroleum acquisition. In September 2012, MFC acquired the shares of Compton Petroleum for approximately $41.87 million. However, for financial statement reporting purposes MFC reported they received net assets (at fair market value) of over $280 million. As a result, they recorded negative goodwill (also known as a “bargain purchase”) of $244.6 million thus boosting equity by the same amount. While we acknowledge that a bargain purchase is technically possible under International Financial Reporting Standards, it is relatively unusual, especially of the magnitude that MFC recognized it. We also note that MFC has recorded negative goodwill on several other transactions over the past few years.

We would recommend that, if the Concerned Shareholder Nominees are elected, the newly constituted board undertake a detailed review of MFC’s financial accounting practices to determine if there are any irregularities. In particular, we would recommend that the board undertake a review of MFC’s bargain purchase accounting and accounting for frequent and large asset impairments. We would also recommend that a strong and transparent disclosure regime be established to allow reasonable and effective public monitoring of performance. In addition, we would recommend that the newly constituted board revamp MFC’s audit committee charter to specifically address auditor hiring policies (with a view to ensuring that auditor independence requirements are complied with), a matter that is not addressed in the current charter but that is clearly needed.

Complete Loss of Confidence in the Current Board

We have clearly lost all confidence in MFC’s current board of directors. Unfortunately, as a consequence of MFC’s staggered board structure, we cannot seek to replace the entire board at the Meeting and are therefore asking for your help to take back control of the board on behalf of Shareholders. The board has a fiduciary responsibility to direct strategy, monitor performance, control risk and to “do the right thing” for the Company. MFC’s board has failed to fulfill this responsibility and lacks credibility with Shareholders. The need for change at MFC is only exacerbated by the board’s self-serving actions over the last few weeks.

Incredibly, Michael Smith is the board-approved Chairman, CEO and CFO of MFC. From both a governance perspective, and a day-to-day operational perspective, this is highly inappropriate and of significant concern. In particular, the board Chairman, CEO and CFO have different responsibilities and a different focus. The Chairman should be responsible for leading the board and ensuring that it is acting in the long-term best interests of the company. The CEO should be responsible for leading management, developing and implementing the corporation’s business strategy over the short and longer term, and reporting to the board. The CFO should be responsible for planning and managing the short-term and long-term financial health of the company and report impartially, with integrity, to the CEO and the board. Combining the three positions clearly creates inherent conflicts of interest, risk and obscures accountability. A Chairman cannot effectively oversee senior management when he is the CEO and the CFO and a member of the management team.

MFC’s current board have sat idly by and permitted one person to continue day after day as the Chairman, CEO and CFO. We have been very patient in waiting for this situation to be corrected. As far back as August 15, 2011, Michael Smith stated to analysts that “What I really need is a new CFO and a new Chief Operating Officer. I think we’ve got the CFO and I don't know if I’ve got the Operating Officer. But right now we're viewing we want them all into the place [sic] this quarter. It’s time now to-- now we have a focus. It’s time now to broaden the company with additional people.” On March 30, 2013, Mr. Smith stated further that “I should not be in the CEO role or the CFO role”. We agree, but we can no longer simply wait for Michael Smith to “make good” on his word. This lack of separation creates inherent conflicts of interest, obscures accountability and is wholly unacceptable from both a governance and risk management perspective.

In addition to allowing this conflict of interest to self-perpetuate, we believe that there are numerous other examples that show how MFC’s current board of directors and board committees have been “asleep at the wheel”, failed to fulfil their fiduciary responsibility to supervise management and do not have interests that are aligned with Shareholders, including:

•	Unaligned Interests. The non-executive directors of MFC have little or no personal Share ownership in MFC. There is consequently no alignment of interest between non-executive directors on the one hand and Shareholders on the other hand. In line with current established corporate governance best practices, we believe that the interests of shareholders and directors are best aligned when a director (or the Shareholder who appointed him or her) has a material investment in the company.
•	Questionable Independence. Rather than searching out and engaging a broad range of highly qualified and experienced directors, it appears that many of the current directors are Mr. Smith’s long-time friends and business colleagues, not only bringing into question whether they have the necessary skills and experience, but also bringing into question their independence. In addition, Mr. Ian Rigg, a member of MFC’s audit committee, was a former managing director of a MFC subsidiary until at least November 24, 2010, and thus does not appear to comply with independence requirements under applicable Canadian securities laws.
•	No Long-Term Objectives. Despite the fact that it is customary and appropriate to do so, the current board of directors has not publicly set any long-term objectives, targets, goals or other measures by which management can be held accountable to Shareholders.
•	Inappropriate Executive Compensation Framework. The current board has utterly failed to establish long-term objectives, targets, goals or other measures that are tied to executive compensation. Little if any component of MFC’s executive compensation framework is “at risk” or based on achieving pre-determined operational milestones. When granted, stock options typically vest immediately (rather than at set future intervals or upon MFC achieving pre-determined objectives) and, despite the company’s history of poor share performance, the current board has consistently approved discretionary annual bonuses and salary increases to management.
•	Lack of Shareholder Access. Even though the vast majority of the Shares are held in the United States and MFC is incorporated in British Columbia and only listed on the NYSE, MFC regularly holds its Shareholder meetings in Hong Kong at the end of December each year. The board has intentionally made it difficult and inconvenient for Shareholders to attend such meetings, thereby intentionally thwarting shareholder democracy. Indeed, even after we publicly and repeatedly requested that the Meeting be held at a more convenient time and location for Shareholders than Hong Kong on December 27 (meaning that Shareholders in North America wishing to attend the Meeting in person would be required to leave on Christmas morning), MFC’s board pointedly ignored the request. This is yet another example of MFC’s board looking out for their own interests, irrespective of the inconvenience to Shareholders.

As detailed starting on page 24 of this Circular, the eight Concerned Shareholder Nominees are highly competent and will bring the requisite knowledge and experience to the board. Going forward, we would propose that, if the Concerned Shareholder Nominees are elected, the newly constituted board adopt a policy that requires that at least two-thirds of MFC’s directors be independent of management. IAT would also recommend that the newly constituted board enact rules to ensure the independence of directors, including that future non-executive directors will:

•	not be former employees of the company or any of its subsidiaries;
•	not have, or have had any, material business relationship with the company either directly, or a partner, shareholder or senior employee of a body that has such a relationship with MFC;

•	not receive additional remuneration from MFC apart from a director’s fee or participation in MFC’s share option or a performance-related pay scheme that is approved by Shareholders;
•	not have family ties with any of MFC’s directors or senior employees; or
•	not have significant links with other MFC directors through involvement in other companies or bodies.

In addition, if all of the Concerned Shareholder Nominees are elected to the board, IAT would recommend that the newly constituted board institute the following measures, all of which are aimed at increasing transparency and investor confidence in MFC’s board and management team and aligning MFC’s executive compensation structure with share performance:

•	the roles of the Chair, CEO and CFO will be separated;
•	clear roles and responsibilities will be developed for each member of senior management;
•	share ownership for directors will be mandatory and would be achieved in part by paying part of directors’ fees in form of shares, until such time as ownership reaches at least three times the amount of annual compensation;
•	a third-party consultant would be retained to develop and implement appropriate executive and director compensation and incentive plans to align the interests of management and directors with Shareholders;
•	a significant component of executive compensation will be “at risk” and based on performance and based on key business metrics that are aligned with the corporate strategy and the period during which risks are assumed;
•	benefits, severance and change-of-control entitlements will be reviewed for any sign of excessiveness;
•	the compensation structure will be simple and easily understood by management, the board and Shareholders;
•	board independence will be supported by the establishment of robust and well defined board processes and procedures to assist directors in meeting their oversight responsibilities;
•	meaningful mandates for board committees will be established to ensure committee independence;
•	a proper succession plan will be established; and
•	strategy and risk management will be overseen.

Unacceptable Corporate Governance Practices

We believe that companies that follow well-accepted principles of good governance have less risk and generate greater long-term value for their shareholders than comparable companies with less robust governance practices. “Governance” includes how the board is structured and how it operates, the board’s approach to executive compensation and shareholder engagement and the board’s oversight of the company’s risk management policies, including its environmental and geopolitical risks.

After a detailed review of, and based on, MFC’s public disclosure record, it is clear that MFC’s corporate governance practices are dismal at best, and fall significantly short on almost all relevant “best practices” recommended for public companies. The following is a short summary of our own corporate governance compliance review based on NYSE, Institutional Shareholder Services, Inc. (“ISS”) and the Canadian Securities Administrators (“CSA”) requirements and best practices. Please refer to Appendix “B” to this Circular for the full results.

✗ = not compliant	▬ = minimally compliant	✓= compliant

MFC GOVERNANCE REPORT CARD

I. Board of Directors		III. Audit CommitteE
Independent Chair of the Board	✗	Independence	▬
Directors’ Meetings	▬	Written charter	▬
Communications with Directors	✗	Responsibilities	✗
Classified/Staggered Boards	✗	Authority to Engage External Advisor	✓
Board Mandate or Corporate Governance Guidelines	✗	IV. Governance Policies and Procedures
Orientation and Continuing Education	✗	Code of Ethics	✗
Regular Board Assessments	✗	Whistleblowing Policy/Procedures	✗
II. Other Board Committees		Disclosure Policy	▬
Nominating Committee		Insider Trading Policy	▬
Independence	✗	Regulation FD Policy	▬
Written Charter	▬	V. Compensation
Responsibilities	✗	Executive compensation
Authority to Engage External Advisor	✓	Executive Pay Evaluation	✗
Nominating Process	✗	Equity-Based and Other Incentive Plans	✗
Compensation Committee		Termination and Change of Control Provisions	✗
Independence	✗	Say on Pay	✗
Written Charter	✗	Problematic Pay Practices	✗
Responsibilities	▬	VI. SHareholder Rights issues
Authority to Engage External Advisor	▬	Proxy Access	✗
Compensation Decision Making	✗	“Blank Cheque” Preferred Shares	✗
Risk Committee	✗	Shareholder Rights Plans	✗
Disclosure Committee	✗

Based on our corporate governance review, the following are just some of the governance concerns that we believe need to be addressed:

•	Staggered Board Structure. MFC’s articles documents provide for three classes of directors with staggered terms. This structure – which is opposed by leading proxy advisory firms – only serves to facilitate entrenchment by unduly protecting the board from Shareholder influence. Research also shows that companies with a staggered board have (i) been found to have lower value; (ii) a greater likelihood of making acquisitions that are value-destroying; and (iii) a greater propensity to compensate executives without regard to whether they actually do a good job. Both ISS and the Canadian Coalition for Good Governance (the “CCGG”) support the annual election of all directors

•	No “Majority Voting” Policy. The current board has failed to implement a ‘‘majority voting’’ policy for directors at shareholder meetings, which would provide that a director who fails to win a majority of votes in his or her favour in an uncontested election must offer to resign his or her seat on the board. The effect of MFC’s current practice is that a director can be elected with only a single “for” vote, even when an overwhelming number of shareholders withhold their vote. The CCGG advocates strongly for a “majority voting” policy, noting that, without majority voting, shareholders have no meaningful way to remove underperforming or unqualified directors. Likewise, ISS also supports a majority vote standard, while the Institute of Corporate Directors has declared that majority voting is a governance best practice.
•	No “Say on Pay” Voting Policy. The current board has failed to implement a “say on pay” voting policy, which would provide Shareholders with an advisory vote on the compensation of the most highly compensated executives. We believe that a “say on pay” policy, which is supported by various corporate governance advocates (including ISS and the CCGG) and is mandatory for all U.S. domestic reporting issuers, encourages companies to engage in a more meaningful dialogue with their shareholders regarding compensation practices.
•	No Lead Independent Director. MFC does not have a lead independent director despite having the CEO/CFO as the Chairman of the board and there is no indication that independent directors hold regularly scheduled executive sessions at which non-independent directors and members of management are not in attendance. Both ISS and the CCGG advocate for independence of the Chair and separation from the role of CEO.
•	Non-compliance with Audit Committee Independence Requirements. National Instrument 52-110 – Audit Committee (“NI 52-110”) requires MFC to have an audit committee composed of at least three directors, all of whom must be independent. MFC’s Audit Committee is made up of Dr. Shuming Zhao, Mr. Indrajit Chatterjee, Mr. Ian Rigg and Ms. Silke Stenger (only following her appointment to the board in August 2013). MFC consider all four of these directors to be independent, yet Mr. Rigg was a former managing director of a MFC subsidiary until at least November 24, 2010 and therefore could not be considered independent under NI 52-110 (until at least three years after his employment term ended). MFC therefore appears to fail to comply with the requirements of NI 52-110.
•	Size of Board. While there is no universal agreement on the appropriate size of a public company’s board of directors, best practice suggests that there must be a sufficient number of directors to enable the board of directors to function efficiently and effectively. According to a GMI Ratings study, the average size of a board of directors is 9.2 members. The size of MFC’s Board is significantly smaller than the market average and clearly inappropriate given the size and complexity of MFC’s businesses.
•	Committee Overlap. The same four directors serve as members of all of MFC’s board committees. We believe that one of the main advantages of having separate board committees is so that members of each committee can concentrate and develop expertise in specific areas, allowing the full board to focus on overall stewardship. We believe that the composition of MFC’s board committees significantly impairs the value and effectiveness of having separate board committees. This is only exacerbated by the small size of the board (which IAT proposes to increase to eleven members) which does not allow for any committee member rotation.

•	Tie-Breaking Vote for Chairman. MFC’s articles provide for a casting, or tie-breaking, vote to the Chairman at both board and shareholders’ meetings. We believe that this practice is inappropriate and should be discontinued immediately.

The above are only some of the governance concerns that we believe need to be addressed. If the Concerned Shareholder Nominees are elected, we will recommend that the newly constituted board’s top corporate governance priorities for the following year be to:

•	immediately separate the roles of Chair, CEO and CFO;
•	seek to repeal MFC’s staggered board structure;
•	adopt a “majority voting” policy;
•	reconstitute all of MFC’s board committees;
•	implement a code of conduct to appropriately address conflicts of interest; and
•	implement a process to properly oversee management.

Over the longer term, we will also recommend to the newly constituted board that MFC comply with applicable corporate governance “best practices” recommended by the New York Stock Exchange, the CSA and leading proxy advisory firms.

No Transparency and Boilerplate Disclosure

MFC’s public disclosure is boilerplate and inadequate in most respects and demonstrates a lack of actual understanding and application of its own mandates, charters and policies. MFC has also not heeded to requests by shareholders on numerous earnings calls for increased and more transparent financial reporting. We believe that meaningful, detailed and tailored disclosure is the foundation for good governance as it is the primary means for shareholders to understand and evaluate board and committee performance.

There are numerous examples of MFC providing opaque, inadequate or boilerplate disclosure to shareholders, including with respect to the following:

•	Board Nominees. MFC does not discuss or provide any formal statement on the qualifications or standards that are applied in selecting nominees for election to the board. Further, there is no discussion regarding the appropriate size of the board despite the fact that the size of the board has been in a state of flux in recent years, nor is there any meaningful discussion about how the board nominates new members in terms of desired competencies and/or gaps desired to be filled.
•	Executive Compensation. Without further explanation, MFC states that certain aspects of executive and director compensation is administered by the board and that the administration of the stock option plan is directly under the authority of the board. We find this problematic given that a significant option award was granted to Mr. Smith in 2011, who is Chairman of the board as well as CEO and CFO. We believe that providing the board with such authority significantly impairs the independence and effectiveness of the compensation committee. MFC also provides no disclosure as to whether Mr. Smith’s compensation and/or grants are being discussed by the independent directors without him being present.
•	Risk Management. MFC does not have a risk committee and does not discuss its risk practices generally. We believe that managing risk is particularly important when one individual is wearing numerous “hats” within the Company and the Company has operations around the world and is involved in trading and merchant banking activities.

•	Opaque Disclosure on “Treasury Stock”. MFC’s financial statements contain opaque references to “treasury stock” that may be held by wholly-owned subsidiaries or by MFC. It is unclear how many treasury shares MFC has outstanding, whether such shares are common or preferred shares, who owns them, whether they can be voted and, if so, who votes them and whether they are included in the 62,827,502 common shares reported by MFC in its Management Circular (it appears that historically, based on disclosure in MFC’s 2006 annual financial statements, they have not been properly reported, thus leaving Shareholders with no ability to know what percentage of issued and outstanding shares they own). The level of opaqueness surrounding MFC’s “treasury stock” is entirely unacceptable for a public company, especially given its frequent use of “poison pills” and given the numerous legal requirements that apply based on the percentage of issued and outstanding shares owned or controlled by a Shareholder, including Canadian take-over bid rules, early warning reports, insider reports, the Investment Canada Act, Competition Act (Canada) and other anti-trust laws.
•	Mass Employees Incentive Corporation. In MFC’s management information circular dated September 29, 2010, MFC disclosed that Michael Smith had sole voting and dispositive power over 3,394,614 common shares of Mass Financial Corp. held by the Mass Employees Incentive Corporation (the “Mass Employee Trust”), which pursuant to the MFC take-over bid dated October 7, 2010, were exchanged on a one-for-one basis for MFC shares. By virtue of such transaction, Mr. Smith, through his control of the Mass Employee Trust, controlled or directed an additional 5.6% of MFC’s issued and outstanding common shares. This was not reported as required on Schedule 13D filings or on insider reports on SEDI. MFC subsequently reported that “sole voting and dispositive power over [the Mass Employee Trust] was transferred to an independent trustee” but provided no disclosure regarding the timing of the transfer, the identity of the trustee, whether the trustee is a joint actor with Michael Smith, and how such voting and dispositive power is exercised. The trustee has also not reported such holdings in accordance with Schedule 13D requirements.

It is also difficult to correlate the current market capitalization of MFC with the value of its assets given MFC’s poorly stated strategy and poor disclosure record. A key function of a public company’s board is to ensure that the value of its assets is fairly understood by shareholders and reflected in the market. We believe that, given MFC’s poor disclosure record, there is a lack of understanding of the true value of MFC’s asset portfolio and that this lack of transparency highly impairs MFC’s ability to attract new shareholders, raise capital and realize its full value in the long term.

We would recommend that, if the Concerned Shareholder Nominees are elected, the newly constituted board revamp MFC’s public disclosure record to provide shareholders with clear and meaningful disclosure that is tailored to MFC’s specific lines of business.

A Long History of Related Party Transactions

While most companies seek to avoid related party transactions given actual or perceived conflicts of interests, MFC has a long history of related party transactions without any apparent business purpose. MFC’s management appears to regularly buy and sell assets between and among its affiliated entities at undisclosed amounts. In particular, MFC has a track record of sale and buy-back transactions whereby it sells assets to related parties only to directly or indirectly buy back such assets at undisclosed amounts at a later date. We believe that any related party transaction bears shareholder scrutiny, but a series of such transactions warrants serious concern. Unfortunately for Shareholders, MFC’s public disclosure record does not provide meaningful detail regarding these transactions, simply stating in past financial statements that MFC enters into related party transactions “in the normal course of operations” with MFC’s “directors, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and their close family members, as well as any entity which has significant influence over MFC”. This is very troubling and is in our view unacceptable and wholly inappropriate for a public company.

Based on our review and analysis of several documents scattered throughout MFC’s opaque public disclosure record, we believe that there are numerous examples of sale and buy-back related party transactions which have not been properly disclosed to Shareholders and raise serious concerns, including the following more recent examples:

•	Sale of Assets in Goa, India. As described above, during the financial year ended December 31, 2012, MFC recognized a one-time non-cash impairment charge and inventory write-down (net of an income tax recovery) of $48.2 million on its interest in iron ore extracting facilities in Goa, India (such interests were valued at approximately $46 million during the previous financial year) after the Supreme Court of India banned all mining activities in the relevant areas. As a result of this mining ban, MFC advised Shareholders that it had decided to “move on” from this investment and disclosed that “we…sold our position for nominal consideration, consisting of an interest in any future cash flow if mining actually resumes”. While MFC’s disclosure on this sale is poor and inadequate, it would appear that the purchaser of such assets for “nominal consideration” was a director of one of MFC’s subsidiaries.
•	Kasese Cobalt Company Limited (“KCCL”). KCCL owned a cobalt refinery in Uganda and was 75% owned by an affiliate of MFC, Blue Earth Refineries Inc. (“Blue Earth”) (which was spun-off from MFC in December 2004). In March 2012, MFC acquired KCCL from Blue Earth for approximately $28 million, notwithstanding that the cobalt refinery in question had only 17 months of reserves remaining. It appears that MFC also accepted the costs and obligations of closing the cobalt refinery once operations were completed. At the time of Blue Earth’s latest available disclosure, Michael Smith was a director, president, CEO and secretary of Blue Earth and held approximately 11% of Blue Earth’s shares and would have personally benefitted from the sale of Blue Earth to MFC.
•	0915988 B.C. Ltd. In August 2011, MFC reorganized its indirect iron ore royalty interest in the Wabush mine by transferring it to 0915988 B.C. Ltd. (which was a publicly-listed empty shell company) in a cashless exchange for a voting interest of 40.1% and a non-voting interest of 100%, or an aggregate economic interest of 99.44%. As of June 13, 2011, Michael Smith was also a director 0915988 B.C. Ltd. Shortly after such transaction with MFC, 0915988 B.C. Ltd. entered into a limited partnership agreement with an unspecified subsidiary of MFC and in March 2012, funneled approximately $16.5 million into such limited partnership for the purposes of making “investments in businesses, companies or other entities, including, but not limited to, debt and/or equity investments and to acquire, hold, maintain, operate, improve, develop, sell, exchange, lease and otherwise use the Limited Partnership assets for profit and to engage in all activities related thereto.” As of the date of this Circular, neither MFC nor 0915988 B.C. Ltd. have disclosed the details of such investment activities. In March 2013, less than two years after MFC’s initial investment in 0915988 B.C. Ltd., MFC acquired the remaining shares in an all cash transaction. The business purpose behind MFC’s short-lived involvement in 0915988 B.C. Ltd., remains unclear and troubling to us.

International Accounting Standards under IFRS require “…(i)f an entity has had related party transactions during the periods covered by the financial statements, it shall disclose the nature of the related party relationship as well as information about those transactions and outstanding balances..” While the details of the transactions with KCCL and 0915988 B.C. Ltd are disclosed in MFC’s 2012 financial statements, there is no indication in those disclosures of the nature of the related party relationship.

In all of the above transactions (and others over the past several years), there is poor and inadequate disclosure regarding (a) the nature of the related party transaction (including its value), (b) the process undertaken to vet and approve the transaction and (c) whether the transaction was appropriately reviewed and approved by independent and non-conflicted directors. These, and MFC’s other related party transactions, raise serious concerns for us.

Additionally, we note that MFC’s recent interim financial statements disclose that related party transactions were “measured at the exchange value which represents the amounts of consideration established and agreed to by the parties”. Since International Accounting Standards prevent companies from representing that related party transactions are made on arm’s length terms unless such terms can be substantiated, MFC’s language is of concern to us as it implies that MFC’s related party transactions may not be at arm’s length and that related parties may be benefitting. The above disclosure is also inconsistent with that contained in MFC’s most recent annual financial statements and management’s quarterly report on MFC’s financial condition and results of operations, which state that related party transactions were “arm’s length transactions at normal market prices and on normal commercial terms”.

We will recommend that, if the Concerned Shareholder Nominees are elected, the newly constituted board undertake a thorough review of all related party transactions undertaken by MFC over the last five years. We will also recommend that, going forward, related party transactions be the exception and not the norm for MFC and any transactions with an apparent or potential conflict of interest will be appropriately disclosed and thoroughly vetted and approved by independent and non-conflicted directors. In particular, we will recommend to the newly constituted board that all disclosure regarding material related party transactions include details of the following to ensure investors are provided with sufficient information to make informed investments: (i) all material related party arrangements (including their value); (ii) the nature of the relationship; (iii) whether the arrangement is at arm's length; (iv) whether shareholder approval was sought; and (v) MFC’s policies and procedures for entering into related party transactions.

Inexplicable Adoption of a Shareholder Rights Plan

On November 11, 2013, MFC inexplicably adopted a shareholder rights plan, which took effect on November 22, 2013 (the “Rights Plan”). In principle, IAT has no objection to a corporation’s appropriate use of a so-called “poison pill”. However, Shareholders should be very skeptical of MFC’s claim that the Rights Plan is “designed to encourage fair and equal treatment of shareholders” when MFC’s management has decided to not put the Rights Plan to Shareholders for approval at the Meeting. We believe that the current board’s adoption of the Rights Plan, the manner in which the current board adopted the Advance Notice Policy as described below, and the suspicious timing of the court actions against us, are all examples of the current board attempting to insulate itself from shareholder accountability.

Failure to Engage with Shareholders

MFC views its shareholders with mistrust and contempt and does not seek to engage with them in any meaningful way. As described above, during its tenure as an MFC shareholder, IAT has repeatedly tried to enter into a constructive dialogue with MFC’s management to suggest ways to improve the company and its governance structure, but each attempt was met with, contempt, delay or outright refusal.

In order to discharge their fiduciary oversight responsibility to the company, we believe that MFC’s board must communicate with its shareholders and take their interests into consideration. Better shareholder engagement has the potential to provide useful information to the board and management, improve the company’s goodwill and credibility with its shareholders, and increase shareholder value. Shareholder views can also provide an external measure of company performance. We believe that these views may be valuable in fine-tuning MFC’s strategies and as a source of potential warning signals. Institutional shareholders, such as IAT, given their exposure to a broad spectrum of companies and business strategies in a given sector (and even to comparable companies in different sectors), are in a position to bring forward suggestions which may not have been considered by MFC or which validate an existing or potential company initiative.

If the Concerned Shareholder Nominees are elected, we will recommend that the newly constituted board seek to ensure there is regular, constructive engagement with shareholders and that they obtain feedback on their governance practices directly from the shareholders to whom they are accountable. In addition, we will recommend that the newly constituted board adopt a formal policy for shareholder engagement that sets out MFC’s processes with respect to the receipt and handling of communications with shareholders.

MATTERS TO BE ACTED UPON

FIXING THE NUMBER OF DIRECTORS AND THE ELECTION OF DIRECTORS

Current Board of Directors and MFC Management Nominees

According to the Management Circular, the board of directors of MFC is currently comprised of the following six individuals: Michael J. Smith, Ian Rigg, Indrajit Chatterjee, Shuming Zhao, Ravin Prakash and Silke S. Stenger. MFC is proposing to re-elect the two incumbent Class II board members, Shuming Zhao and Ravin Prakash (referred to herein as the MFC Management Nominees), at the Meeting.

Fixing the Number of Directors and Voting for the Election of the Concerned Shareholder Nominees

MFC has structured its current board as a staggered board with three classes of directors (Class I, Class II and Class III), which only serves to entrench the current board and thwart shareholder democracy. At each annual meeting of MFC’s shareholders, only one class of directors is elected to hold office for a three-year term. At the Meeting, only the two current Class II directors will be up for re-election.

As a consequence of MFC’s staggered board structure, we cannot seek to replace the entire board at the Meeting, which would be our preferred course of action. We are therefore asking for your help to take back control of the board on behalf of Shareholders. In order to do this, we are asking for your support to (a) increase the size of MFC’s board to eleven directors, and (b) elect the eight Concerned Shareholder Nominees to fill all available seats.

Shortly after IAT announced its intention to ask Shareholders to fix the board at eleven directors – a right that Shareholders have always had – MFC claimed that, on the unanimous recommendation of its “independent” Nominating and Corporate Governance Committee, the current board had unilaterally amended MFC’s articles to fix the board size at six directors “to address an inconsistency with [MFC’s] staggered board structure”. This behaviour is shockingly inappropriate and we intend to challenge this self-serving conduct on the part of MFC’s board as a wrongful act of entrenchment. We simply do not recognize MFC’s ex post facto claim that the board size is fixed by directors and not Shareholders.

Furthermore, since MFC’s claim that the board size has been fixed at six by the directors is improper, MFC’s most recent board appointee, Ms. Silke Stenger, cannot stay on the board past the upcoming annual meeting. This is because shareholders fixed the size of MFC’s board at five directors at the 2011 annual general meeting. In order for Ms. Stenger – the sixth member of MFC’s board – to remain on the board past the upcoming meeting, shareholders (and not directors) would need to fix the board at six directors to allow her to remain. Any claim by MFC that this ability is now held by the board is invalid and a wrongful act of entrenchment.

If we are successful with this solicitation and the court action, MFC’s board would be comprised of eleven directors – the eight Concerned Shareholder Nominees and the three incumbent Class I and Class III directors that are not up for re-election at the Meeting. Ms. Stenger would cease to be a director. In accordance with MFC’s articles, if elected, the Concerned Shareholder Nominees will be apportioned (by the directors) among MFC’s three classes of directors as to make all classes as equal in number as possible.

In order to fix the number of directors at eleven, the approval of a simple majority (50% plus one) of the Shares present in person or represented by proxy at the Meeting is required. In order for the eight Concerned Shareholder Nominees to be elected to the board, they must receive the most “for” votes at the Meeting. To accomplish this shared goal, we recommend you:

•	Vote FOR fixing the number of directors of MFC at eleven;
•	Vote FOR the election of the eight Concerned Shareholder Nominees;
•	WITHHOLD votes from the MFC Management Nominees;

•         Vote FOR the appointment of auditors; and

•	Vote FOR the approval of the Advance Notice Policy.

In the event it is determined that the recent changes to the articles by MFC’s current board described above are legally permissible (which IAT strongly disputes), IAT is recommending that Peter Kellogg and J. Andrew Betts replace the two MFC Management Nominees as Class II directors and all other Concerned Shareholder Nominees will be withdrawn as director nominees. Under those circumstances, if IAT is successful, MFC’s board would be comprised of six directors: Indrajit Chatterjee and Silke S. Stenger (Class I directors), Mr. Kellogg and Mr. Betts (Class II directors) and Michael Smith and Ian Rigg (Class III directors).

Information on the Eight Concerned Shareholder Nominees

IAT is nominating the eight individuals set out below for election to the board at the Meeting, all of whom are highly qualified and experienced. Collectively, they have an extensive range of relevant corporate board, accounting, governance, business and industry experience necessary to constitute a high performing board for MFC. With the exception of Peter Kellogg, who is the Chief Executive Officer and controlling shareholder of IAT, no other Concerned Shareholder Nominee is an affiliate or associate of IAT. All of the Concerned Shareholder Nominees qualify as independent of MFC under applicable Canadian and U.S. securities laws and applicable exchange rules.

Biographical Information

Further biographical information with respect to these nominees, as well as details concerning the strengths and experience they will bring to MFC’s board, is set forth below:

NAME, PROVINCE OR STATE AND COUNTRY OF RESIDENCE OF NOMINEE(1)	PRESENT PRINCIPAL OCCUPATION AND OCCUPATION(S) FOR THE PAST FIVE YEARS	NUMBER OF SHARES BENEFICIALLY OWNED OR CONTROLLED(2)	PUBLIC COMPANY BOARD AND COMMITTEE MEMBERSHIP(S) FOR THE PAST FIVE YEARS
Peter R. Kellogg Short Hills, New Jersey, U.S.A.	Chief Executive Officer, IAT Reinsurance Company Ltd. (2000 to present)	20,662,400 Shares	Namtai Electronics (since 2000) (Director and member of Compensation Committee and Nominating/Corporate Governance Committee) Ziegler Companies (since 2003) (Director)
J. Andrew Betts, Raleigh, North Carolina, U.S.A.	Consultant (2010 to present) Audit Director, BDO USA LLP, Part-Time (2010 to 2013) Audit Partner, Ernst & Young LLP (1984 to 2009)	Nil	-
David L. Grange Wilmington, North Carolina, U.S.A.	President, Osprey Global Solutions, LLC (2011 to present) Chief Executive Officer, Pharmaceutical Product Development, Inc. (2009-2011)	Nil	Pharmaceutical Product Development, Inc. (2003-2011) (Director)
Jeffrey A. Harris New York, New York, U.S.A.	Founder, Global Reserve Group, LLC (2012 to present) Managing Director, Warburg Pincus, LLC (1983 to 2011)	Nil

Electromagnetic Geoservices ASA (since 2003) (Director)

Knoll, Inc. (since 1996) (Director and Member of Compensation Committee)

Serica Energy (since 2013)

(Director and Member of Audit Committee)

Kosmos Energy (2007-2013)

(Director and Member of Compensation Committee)

Nuance Communications (2004-2009)

(Director and Member of Compensation Committee)

Bill Barrett Corp. (2002-2010)

(Director and Member of Compensation Committee)

William C. Horn III Wellesley, Massachusetts, U.S.A.	President & Chief Operating Officer, First Angel Capital, LLC (2004 to present) Interim Chief Executive Officer and Chief Financial Officer, LMS Medical Systems, Inc. (2008 to 2010)	618 Shares	LMS Medical Systems, Inc. (2008-2010) (Director, Interim Chief Executive Officer & Chief Financial Officer)
Logan W. Kruger, Calgary, Alberta, Canada	President and Chief Executive Officer, SUN Gold Limited (2012 to present) President & Chief Executive Officer, Century Aluminum Co. (2005 to 2011)	Nil	Cleco Corporation (2008-Present) (Director, Member of Audit Committee and Member of Compensation Committee) Century Aluminum Co. (2005-2011) (Director)
Patrice E. Merrin, Toronto, Ontario, Canada	Director, Stillwater Mining Company (2013 to present) Interim President and Chief Executive Officer, CML Healthcare, Inc. (2011-2012)	Nil

Stillwater Mining Company (2013-present)

(Chairman of Chief Executive Officer Search Committee, Chairman of Corporate Governance and Nominating Committee, Member of Compensation Committee)

CML Healthcare, Inc. (2008-2013)

(Chairman of the Board, Member of Nominating and Governance, Audit, Human Resources and Compensation and Special Committees)

Enssolutions Group, Inc. (2009-2011)

(Director, Member of Audit Committee and Compensation Committee)

Trevor S. Schultz, Marsa Alam, Egypt	Executive Director of Operations, Centamin Plc (2008 to present)	Nil	Centamin Plc (2008-present) (Executive Director of Operations) Base Resources Limited (2011-present) (Non-Executive Director and Member of Remuneration Committee)

Notes:

(1)	None of the Concerned Shareholder Nominees has been or is currently a director of MFC, nor have any of the nominees held any other position or office with MFC or any of its affiliates.
(2)	With the exception of Mr. Kellogg, the information concerning the Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of IAT, has been furnished by each Concerned Shareholder Nominee.

Peter R. Kellogg

Peter R. Kellogg, 71, is currently the Chief Executive Officer of IAT Reinsurance Company Ltd. Mr. Kellogg has been the Senior Managing Director of Spear, Leeds & Kellogg, one of the largest market making and securities clearing firms in the U.S., until 2000, when it was acquired by Goldman Sachs. Mr. Kellogg has been the Senior Advisory Director of Goldman Sachs/Spear, Leeds & Kellogg. Mr. Kellogg served as the Chairman of Ziegler Companies Inc. since 2003 and a director of Nam Tai Electronics since 2000. Mr. Kellogg also serves as a director of the Berkshire School and the U.S. Olympic Ski Team. Previously, Mr. Kellogg served on the board of Advest Group, MCM Corporation, Cityfed Financial Corp. and Interstate Air Taxi Inc, Interstate/Johnson Lane, Inc.

J. Andrew Betts

J. Andrew Betts, 62, is currently a private consultant advising public and private entities on accounting and auditing issues, special investigations for management and audit committees, expert witnesses, regulatory and tax matters, financial analysis and investor relations. Mr. Betts was a former audit partner in Ernst & Young LLP, where he served clients in many industries with a special focus on manufacturing, financial services and insurance. Mr. Betts currently serves as a director of Mardil Inc., a start-up medical device company and a director of Athene Annuity & Life Assurance Company, a life and annuity insurance provider. With thirty nine years of experience in the financial services industry, Mr. Betts is an expert on board and audit committee communications, business development and strategic planning. Mr. Betts graduated from the Executive Program at the Kellogg Graduate School at Northwestern University.

David L. Grange

David L. Grange, 65, is currently the President of Osprey Global Solutions, LLC, a Service Disabled Veterans Organization, which provides consulting, construction, medical and security services. Previously, Mr. Grange served as the Chief Executive Officer of Pharmaceutical Product Development, Inc., a clinical research organization, for two years. Prior to that, Mr. Grange served in the McCormick Foundation for 10 years, most recently as President and Chief Executive Officer and earlier as Executive Vice President and Chief Operating Officer. The foundation is one of the largest philanthropic organizations in the United States that works to advance the ideals of a free and democratic society. Mr. Grange served 30 years in the U.S. Army with his final position as the Commanding General of the First Infantry Division. During his term in the Pentagon, Mr. Grange was the Director of Army Current Operations, Readiness and Mobilization. Following 9-11, Mr. Grange was a national security consultant for CNN, CBS and WGN. Mr. Grange regularly speaks and writes for a variety of public companies and government institutions on leadership, organizational effectiveness, disaster preparedness, citizenship, Veterans issues and foreign relations. Mr. Grange holds a bachelor’s degree from North Georgia College and a master’s in public service from Western Kentucky University.

Jeffrey A. Harris

Jeffrey A. Harris, 57, is the founder of Global Reserve Group, LLC, an advisory and investment firm. Mr. Harris has extensive experiences advising companies in the technology, telecommunications and energy industries. Previously, he was a Managing Director of Warburg Pincus LLC, where he spent 29 years and focused primarily on investments in the energy, industrial, consumer, and technology sectors. Mr. Harris is currently serving as a director of Electromagnetic Geoservices ASA, Knoll, Inc. Serica Energy plc, and several private companies involved in the oil and gas business. Mr. Harris is an adjunct professor at the Columbia University Graduate School of Business where he teaches courses on venture capital, innovation and entrepreneurship. Mr. Harris received a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

William C. Horn III

William C. Horn, 49, is a senior executive with over 25 years of diverse experience in investment management, trading, risk management, operations and finance. Mr. Horn possesses a comprehensive understanding of financial markets, trading, capital structure, financial analysis, risk management, compliance, operations, and accounting. He is the President and Chief Operating Officer of First Angel Capital (since 2004), a boutique investment firm focusing on long/short and macro trading strategies, research, alternative investments, private equity, lending and consulting to institutions for M&A and strategic financial workout and turnaround. Mr. Horn served as a Director of LMS Medical Systems, Inc. from 2008 to 2010, while also acting as interim Chief Executive Officer and Chief Financial Officer. Prior to First Angel Capital, Mr. Horn was employed by State Street Corporation as Vice-President of Risk Management and Compliance, overseeing risk management and compliance for institutional equity trading and e-finance for State Street Global Markets, State Street’s institutional trading division. Mr. Horn formerly worked for Fidelity Investments in a number of capacities including Vice-President of Global Risk Management, Senior Counter-Party Credit Analyst, and Mortgage-Backed Security Trader. Mr. Horn graduated from St. Lawrence University with a degree in Economics.

Logan W. Kruger

Logan W. Kruger, 63, is currently the President and Chief Executive Officer of SUN Gold Limited, a privately-held company that is engaged in the discovery, development and conversion of natural resources outside of the United States. Mr. Kruger has over 30 years of international experience in mining operations, mine development, project execution and executive leadership. Previously, Mr. Kruger served as the President, Chief Executive Officer and a director of Century Aluminum Co., a publicly held company owning primary aluminum capacity in the United States and Iceland, from 2005 until 2011. Prior to that time, Mr. Kruger was employed by Vale Inco., a publicly held company engaged in the mining, processing and marketing of nickel and nickel-related products, where he served as Executive Vice President of technical services from 2003 until 2005 and as President of Inco Asia Pacific from September 2005 until November 2005. Among Mr. Kruger’s industry, professional and civic experiences are memberships on the boards of the Manitoba Mining Association, the Business Council of Manitoba, the Mining Association of Canada, Balmoral Hall School in Winnipeg, AMCOAL/South Africa, and P.T. Inco on the Jakarta Stock Exchange. Mr. Kruger currently serves as a director of Cleco Corporation. Mr. Kruger has a Bachelor of Science degree in Mining Engineering from the University of Witwatersrand, South Africa.

Patrice E. Merrin

Patrice E. Merrin, 65, was recently elected to the board of Stillwater Mining Company. Previously, she served as the Chairman of the Board of CML HealthCare Inc., a leading provider of private laboratory testing services. She also served as Interim President and Chief Executive Officer of CML HealthCare from 2011 to 2012. Since January 2012, Ms. Merrin has served as a Director of Ornge, Ontario’s air ambulance service. From 2009 to 2011, Ms. Merrin served as a Director of Enssolutions Group Inc., which provides engineered environmental applications for mine tailings control, process dust and stockpile sealing. She also served as a Director of the NB Power Group, a company that generates and distributes electricity from nuclear, hydro, wind and oil, from 2007 to 2009 and as Chairman of the Environment, Health and Safety Committee from 2008 to 2009. From 2005 to 2006, Ms. Merrin served as President, Chief Executive Officer and a Director of Luscar Ltd., Canada’s largest producer of thermal coal, and as Executive Vice President from 2004 to 2005. Before joining Luscar, from 1999 to 2004, Ms. Merrin was the Executive Vice President and Chief Operating Officer of Sherritt International Corporation, a diversified international natural resources company with assets in base metals mining and refining, thermal coal, oil, gas and power generation. In addition, Ms. Merrin was a member of the National Advisory Panel on Sustainable Energy Science & Technology from 2005 to 2006, and from 2003 to 2006 was a member of Canada’s National Round Table on the Environment and the Economy. Ms. Merrin holds a Bachelor of Arts degree from Queen’s University and completed the Advanced Management Programme at INSEAD.

Trevor S. Schultz

Trevor S. Schultz, 71, is currently the Executive Director of Operations at Centamin Egypt Plc. Mr. Schultz was most recently the President and Chief Executive Officer of Guinor Gold Corporation. Mr. Schultz also served as the President of African Operations of Guinor Gold Corp. Mr. Schultz has over 40 years' of experiences at the executive management and board level with leading international mining companies, including BHP, RTZ/CRA, Pegasus Gold and Ashanti Goldfields. His roles have included the development of several new mining operations in Africa, South America and the U.S.A., negotiations with various governments and their agencies and project financing and capital raisings. Previously, Mr. Schultz served as the director of Pacific Road Capital Management, Guinor Gold Corporation, Southern Era Pty Ltd and Ashanti Goldfields Pty Ltd. Mr. Schultz has a Master’s Degree in Economics from Cambridge University, a Master of Science Degree in Mining from the Witwatersrand University and he completed the Advanced Management Programme at Harvard University.

Each of the eight Concerned Shareholder Nominees has consented to being named as a nominee and serving as a director of MFC, if elected, and meets the director eligibility requirements established under the British Columbia Business Corporations Act. MFC’s articles currently provide for three classes of directors with staggered terms. Each director holds office until the expiry of his or her term or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the articles or with the provisions of the British Columbia Business Corporations Act. Until such time that MFC’s staggered board structure is repealed (which will be a corporate governance priority if the Concerned Shareholder Nominees are elected):

•	at each annual meeting of MFC, a class of directors is elected to hold office for a three-year term;
•	successors to the class of directors whose term expires are identified as being of the same class as the directors they succeed and are elected to hold office for a term expiring at the third succeeding annual meeting of the Shareholders;
•	a director appointed or elected to fill a vacancy on the board holds office for the unexpired term of his or her predecessor; and
•	when the number of MFC directors has changed, any newly created directorship will be apportioned among the classes (by the directors) as to make all classes as equal in number as possible.

It is not contemplated that any of the Concerned Shareholder Nominees will be unable to serve as a director. However, if that should occur for any reason prior to the Meeting, the individuals named in the enclosed BLUE form of proxy can vote for another nominee at their discretion.

False Assertions by MFC concerning the Concerned Shareholder Nominees

In its Management Circular, MFC’s board attempts to impugn the credibility of the Concerned Shareholder Nominees by claiming they “have little or no relevant operational expertise or experience running a commodities business….[and]… for the most part, lack the international experience necessary to successfully run MFC's operations, including in MFC's key markets of Europe, Latin America and Asia”. As one can clearly see from their biographies, MFC’s assertions are incorrect. Our nominees are highly experienced business persons from a wide variety of professional backgrounds and all are well equipped to handle their role as MFC directors. For example, Mr. Kruger and Mr. Schultz unquestionably have relevant operational and international expertise in the mining sector, while Mr. Betts has significant experience representing public company clients in a range of industries as an audit partner at Ernst & Young for twenty-five years. Ms. Merrin was previously the executive vice-president and chief operating officer of Sherritt International, a diversified international resources company with assets in base metals mining and refining. David Grange is extremely experienced internationally. In addition to his highly distinguished military career, Mr. Grange was the chief executive officer of a public company with over 10,000 employees in 46 countries on virtually every continent. Mr. Kellogg, Mr. Harris and Mr. Horn are all highly sophisticated individuals with impressive investment and finance backgrounds, which will lend themselves well to understanding MFC’s merchant banking and other operations.

We caution Shareholders to not buy into MFC’s scare tactics and to carefully weigh the credentials of our nominees against MFC’s board nominees. We believe that Shareholders should be highly skeptical of statements that the current board is “committed to high standards of corporate governance” as claimed by MFC in its Management Circular.

As evidenced by the following Director Expertise Comparison, the relevant skills and expertise of the Concerned Shareholder Nominees compare very favorably to those of MFC’s current directors.

Additional Information on the Concerned Shareholder Nominees

Except as described below, none of the Concerned Shareholder Nominees is, or has been, within 10 years before the date of this Circular, a director or executive officer of any company (including MFC) that, while acting in that capacity:

(a)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than thirty (30) consecutive days (an “Order”);

(b)	was subject to an Order that was issued after the proposed director ceased to be a director or executive officer and which resulted from an event that occurred while that person was acting in the capacity as director or executive officer; or
(c)	or within a year of ceasing to act in the capacity of a director or executive officer, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Except as described below, none of the Concerned Shareholder Nominees is, as of the date of this Circular, or has been within 10 years before the date of this Circular, bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

In June 2005, Proxim Corporation (“Proxim”) filed for Chapter 11 bankruptcy and subsequently sold substantially all of its assets to Terabeam Wireless pursuant a sale order issued by the U.S. Bankruptcy Court for District of Delaware. Mr. Harris served as a director and a member of the compensation committee of Proxim at the time of its bankruptcy filing and sale of assets.

In late 2009, LMS Medical Systems, Inc. (“LMS”) was issued cease trade orders by the Alberta, British Columbia and Ontario securities commissions and the Autorité des marchés financiers in Québec as a result of LMS’ failure to file its annual filings for the year ended March 31, 2009. During this time period, LMS and its subsidiary, LMS Medical Systems (Canada) Ltd., were in the process of entering a proposal under the Bankruptcy and Insolvency Act (Canada), through which (in July 2009) they sold substantially all of their assets and satisfied their creditor obligations 100 percent. Mr. Horn became a director of LMS in 2008 and was subsequently appointed as interim Chief Executive Officer and Chief Financial Officer to successfully guide LMS through the bankruptcy process.

Except as disclosed below, none of the Concerned Shareholder Nominees is to be elected under any arrangement or understanding between such nominee and any other person or company, except as described herein.

IAT has entered into a customary indemnification agreement with each Concerned Shareholder Nominee with respect to the nomination of such individual as a director of MFC at the Meeting. The indemnification agreements provide that IAT will, subject to certain exceptions, indemnify and save each Concerned Shareholder Nominee harmless from all losses, liabilities, claims, damages, costs, charges or expenses which such nominee reasonably incurs in respect of any civil, criminal, administrative, investigative or other proceeding which such Concerned Shareholder Nominee is involved in or made a party to or arises because such nominee has agreed to be nominated by IAT as a director of MFC at the Meeting.

Each of the Concerned Shareholder Nominees has entered into a non-disclosure agreement with IAT, pursuant to which each Concerned Shareholder Nominee agreed, among other things, that he or she would not, until the earlier of the end of the next meeting of shareholders of the Corporation and the date that either the Concerned Shareholder Nominee or IAT confirms to the other in writing that it does not wish to proceed with any further discussions regarding the Concerned Shareholder Nominee’s nomination to serve on the board of directors of MFC, in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, business combination or in any other manner, beneficial ownership, control or direction (including, without limitation, economic interests by way of derivatives) of any voting securities of MFC or any of its subsidiaries, or of all or any material assets of MFC or any of its subsidiaries.

OTHER MATTERS TO BE ACTED UPON

Appointment of Auditor

Based on the Management Circular, we propose that the firm, PricewaterhouseCoopers LLP, Chartered Accountants, be re-appointed as MFC’s auditor until the close of the next annual meeting of Shareholders and that the board be authorized to set the remuneration of such auditor.

We recommend that Shareholders vote, and, unless otherwise instructed, the representatives named in the enclosed BLUE proxy intend to cast the votes represented by such BLUE proxy, FOR the reappointment of PricewaterhouseCoopers LLP as the auditor of MFC to hold office until the next annual general meeting of Shareholders and to authorize the board to fix its remuneration.

Approval of Advance Notice Policy

On November 18, 2013, MFC’s board of directors adopted an advance notice policy (the “Advance Notice Policy”) with immediate effect. IAT submitted its notice in accordance with the Advance Notice Policy on November 25, 2013 indicating, among other things, its intention to put the eight Concerned Shareholder Nominees forward as director nominees for election to MFC’s board.

Advance notice by-laws or policies are now generally accepted in Canada and we support them conceptually. A properly designed and implemented advance notice by-law or policy ensures that shareholders are provided with sufficient disclosure and time to make appropriate decisions on the election of board representatives. This is also what we have done in this Circular. What we take issue with is the underhanded manner in which MFC implemented its Advance Notice Policy, which gave IAT a mere five business days to propose its director nominees and which was specifically designed and implemented to advantage MFC’s current management.

A copy of the Advance Policy can be found on MFC’s SEDAR profile. In order for the Advance Notice Policy to remain in effect following termination of the Meeting, the Advance Notice Policy must be ratified, confirmed and approved by the Shareholders of the Company at the Meeting by ordinary resolution.

While we criticize MFC’s board for the manner in which they adopted the Advance Notice Policy, we complied with it, and do recommend that Shareholders vote FOR the approval of the Advance Notice Policy. Further, unless otherwise instructed, the representatives named in the enclosed BLUE proxy intend to cast the votes represented by such BLUE proxy FOR the approval of the Advance Notice Policy.

GENERAL PROXY INFORMATION

Appointment of Proxies

The persons named as proxyholders in the accompanying BLUE form of proxy are Donald G. Belovich, Partner at Stikeman Elliott LLP, counsel to IAT, or failing him, Penny Rice, Managing Director at Shorecrest Group, advisors to IAT, each with full power of substitution.

A registered Shareholder has the right to appoint a person or corporation (who need not be a Shareholder) other than the persons designated in any form of proxy provided to the Shareholder, to represent the Shareholder at the Meeting. You may exercise this right by striking out the printed names in the applicable form of proxy and inserting the name of the person and, if desired, an alternate to such person, you wish to appoint as your representative in the blank space provided in such form of proxy. If you beneficially own your Shares but are not the registered holder, see “General Proxy Information –

Non-Registered (Beneficial) Holders of Shares” below for important information. To be valid, your proxy must be received in sufficient time for it to be deposited with MFC’s proxy tabulator prior to the proxy voting deadline of 4:00 p.m. (Hong Kong time) on Tuesday, December 24, 2013. Importantly, however, in order to be deposited with MFC’s proxy tabulator we urge you to vote the BLUE form of proxy so that it is received by Okapi prior to 5:00 p.m. (New York time) on Sunday, December 22, 2013.

A properly completed form of proxy will automatically revoke an earlier dated form of proxy deposited by you in respect of the Meeting. If you are a registered holder of Shares you may also revoke any proxy you have already given to management or any other form of proxy previously given by you by attending the Meeting and indicating your wish to vote in person.

Corporate Shareholders

Any Shareholder that is a corporation may, by resolution of its directors or other governing body, authorize such person as it thinks fit to exercise in respect of, and at the Meeting, the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder personally present, including the right (unless restricted by such resolution) to appoint a proxyholder to represent such corporation.

Revocation of Proxies by Registered Shareholders

If you are the registered holder of your Shares, you may revoke a proxy previously given at any time before it has been exercised. You may revoke your previously given proxy by:

(a)	by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the accompanying BLUE form of proxy, or as otherwise provided in this Circular;
(b)	by depositing an instrument in writing executed by you or by your attorney authorized in writing, as the case may be: (i) at the same address where the original form of proxy was delivered at any time up to and including the last business day preceding the day the Meeting or any adjournments or postponements thereof, or (ii) with the Chairman of the Meeting on the date of, but prior to the commencement of, the Meeting or any adjournments or postponements of the Meeting;
(c)	by attending the Meeting in person (or if the Shareholder is a corporation, by a duly authorized representative of the corporation attending the Meeting) and registering with the scrutineer as a registered Shareholder present in person; or
(d)	in any other manner permitted by law.

Only registered Shareholders have the right to revoke a form of proxy in the manner described above. Non-Registered Holders who wish to change their vote must arrange for their respective Intermediaries to revoke the form of proxy on their behalf prior to the proxy voting deadline of 4:00 p.m. (Hong Kong Time) on Tuesday, December 24, 2013. Importantly, however, in order to be deposited with MFC’s proxy tabulator we urge you to vote the BLUE form of proxy so that it is received by Okapi prior to 5:00 p.m. (New York time) on Sunday, December 22, 2013. Non-Registered shareholders may do this by contacting their intermediary or by voting a later dated BLUE voting instruction form. A properly completed voting instruction form will automatically cause your Intermediary to revoke an earlier proxy deposited by your Intermediary in respect of the Meeting.

Voting of Shares Represented by Proxy

The IAT representatives designated in the BLUE form of proxy to be deposited by you as provided in this Circular will vote your Shares represented by that proxy in accordance with your instructions on any ballot that may be called at the Meeting.

If you specify a choice with respect to voting in the BLUE form of proxy deposited by you as provided in this Circular, your Shares will be voted accordingly. If you do not specify a choice in such proxy or in an otherwise valid proxy, your Shares to which the proxy pertains will be voted as follows:

•	FOR fixing the number of directors of MFC at eleven;
•	FOR the election of the eight Concerned Shareholder Nominees;
•	WITHHOLD votes from the MFC Management Nominees;
•	FOR the reappointment of the auditor of MFC and to authorize the board to fix its remuneration; and
•	FOR the approval of the Advance Notice Policy.

In the event it is determined that the recent changes to the articles by MFC’s current board described above are legally permissible (which IAT strongly disputes), IAT is recommending that Peter Kellogg and J. Andrew Betts replace the two MFC Management Nominees as Class II directors and all other Concerned Shareholder Nominees will be withdrawn as director nominees. Under those circumstances, if IAT is successful, MFC’s board would be comprised of six directors: Indrajit Chatterjee and Silke S. Stenger (Class I directors), Mr. Kellogg and Mr. Betts (Class II directors) and Michael Smith and Ian Rigg (Class III directors).

We will make every reasonable effort to work with MFC to ensure that a mutually acceptable protocol for the conduct of the Meeting is put in place that will safeguard the rights and interests of the Shareholders, and ensure that the Meeting is conducted properly and efficiently. Any such protocol must ensure that the results of the Meeting can and will be tabulated fairly and accurately, and reported to Shareholders without undue delay at the Meeting. We also intend to apply to court in advance of the Meeting for the appointment of an independent Chair for the Meeting.

The accompanying BLUE form of proxy confers discretionary authority upon the persons named therein to vote in the judgment of those persons in respect of amendments or variations, if any, to matters identified in MFC’s formal notice of meeting dated November 29, 2013 accompanying the Management Circular and other matters, if any, which may properly come before the Meeting. As of the date of this Circular, we know of no other matters to come before the Meeting other than as set forth herein and in the Management Circular. Should any other matters properly come before the Meeting, Shares represented by the relevant proxies will be voted on those matters in accordance with the judgment of our representatives designated in the BLUE form of proxy.

In the case of abstentions from, or withholding of, the voting of the Shares on any matter, the Shares that are the subject of the abstention or withholding will be counted for the determination of a quorum, but will not be counted as affirmative or negative on the matters to be voted upon.

Registered Shareholders

A registered Shareholder (i.e. a Shareholder who holds a physical share certificate and whose name appears on such share certificate(s)) will receive, or will have already received, a BLUE form of proxy. This BLUE form of proxy entitles you to vote by fax or mail in accordance with the following instructions.

•	To vote by Fax: Properly complete, sign and date your BLUE proxy and return it by facsimile to 212-297-1710.
•	To vote by E-Mail: Properly complete, sign and date your BLUE proxy and return a scanned copy to mfcinfo@okapipartners.com.
•	To vote by Mail: Properly complete, sign and date the BLUE proxy and return it in the postage prepaid envelope to: Okapi Partners, 437 Madison Avenue, 28th Floor, New York, N.Y., 10022.

If you support IAT and the Concerned Shareholder Nominees and want to vote your proxy in accordance with IAT’s recommendations as set out in this Circular, you should complete, sign and date your BLUE proxy and submit it using one of the methods described above, in accordance with the instructions on the form of proxy accompanying this Circular. Full instructions for how to vote and a mocked up sample form of proxy can also be found at www.timeforchangeatMFC.com.

Non-Registered (Beneficial) Holders of Shares

If you are a non-registered Shareholder (a “Non-Registered Holder”), you have the right to attend and vote your Shares directly at the Meeting, but you must make arrangements with your Intermediary to provide a proxy appointment, legal proxy or other acceptable form of proxy appointment to MFC’s proxy tabulator prior to the proxy deposit deadline of 4:00 p.m. (Hong Kong time) on Tuesday, December 24, 2013. If you wish to attend and vote your Shares at the Meeting (or have a person other than those named in the BLUE form of proxy or VIF attend and vote on your behalf), you should carefully follow the voting instructions provided by your Intermediary.  You will need to instruct your Intermediary that you or your representative wish to attend the meeting in sufficient time, for your proxy appointment or legal proxy to be deposited with MFC’s proxy tabulator prior to the proxy deposit deadline of 4:00 p.m. (Hong Kong time) on Tuesday, December 24, 2013. Importantly, however, in order to be deposited with MFC’s proxy tabulator, we urge you to vote the BLUE form of proxy so that it is received by Okapi prior to 5:00 p.m. (New York time) on Sunday, December 22, 2013.  To ensure that the proper procedure was followed, please contact your Intermediary or Okapi at 1-855-208-8902 toll-free in North America, or 1-212-297-0720 outside of North America (collect calls accepted).

IAT has distributed copies of this Circular and a BLUE form of proxy and BLUE voting instruction form (“VIF”) to the Intermediaries or their designates for onward distribution to Non-Registered Holders in connection with the Meeting. Intermediaries are required to forward copies of this Circular and any form of proxy or VIF provided to them to Non-Registered Holders. If you are a Non-Registered Holder, please sign and return the BLUE form of proxy or VIF in accordance with the directions provided by your Intermediary and set out in such form.

The majority of brokers and nominees now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically mails VIFs to the Non-Registered Holders and asks Non-Registered Holders to return the forms to Broadridge or by using the proxy control number to vote electronically via the internet or by fax. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A Non-Registered Holder receiving a VIF from Broadridge cannot use that form to vote Shares directly at the Meeting. The form must be returned to Broadridge well in advance of the Meeting in order to have the Shares voted. Each Non-Registered Holder should contact his or her Intermediary and carefully follow the voting instructions provided by such Intermediary. If you are a Non-Registered Holder and wish to vote your Shares in person at the Meeting, you should contact your Intermediary and follow their instructions for completion and return of the BLUE form of proxy or VIF provided to you directly by them.

Without specific instructions, Intermediaries are generally prohibited from voting shares for their clients. Therefore, Non-Registered Holders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person by the appropriate time. A Non-Registered Holder cannot use a VIF to vote Shares directly at the Meeting. Voting instructions must be returned sufficiently in advance of the Meeting to have those Shares voted. Each Intermediary has its own procedures which should be carefully followed by Non-Registered Holders to ensure that your Shares are voted by the Intermediary on your behalf at the Meeting. These procedures may allow for voting by fax, via the Internet and/or by mail. Full instructions for how to vote can also be found at www.timeforchangeatMFC.com.

Non-Registered Holders who wish to change their vote must arrange for their respective Intermediaries to revoke the form of proxy and submit a new proxy on their behalf prior to the proxy voting deadline of 4:00 p.m. (Hong Kong time) on Tuesday, December 24, 2013. Importantly, however, in order to be deposited with MFC’s proxy tabulator we urge you to vote the BLUE voting instruction form so that it is received by Okapi prior to 5:00 p.m. (New York time) on Sunday, December 22, 2013. Non-Registered holders can either contact their Intermediary or vote their BLUE voting instruction form. A properly completed voting instruction form will automatically revoke an earlier proxy deposited by your Intermediary in respect of the Meeting. It should be noted that revocation of proxies or voting instructions by a Non-Registered Holder can take several days or even longer to complete and, accordingly, any such revocation should be as soon as possible in advance of the deadline prescribed in the form of proxy or VIF to ensure it is given effect in respect of the Meeting.

Solicitation of Proxies and Payment of Related Expenses

This solicitation is made by IAT and is not made by or on behalf of management of MFC. Proxies may be solicited by mail, telephone, telecopier, email or other electronic means, as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of IAT who will not be specifically remunerated therefor. In addition, IAT may solicit proxies by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian and U.S. laws. IAT may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on behalf of IAT. The costs incurred in the preparation and mailing of this Circular and the solicitation will be borne directly and indirectly by IAT. However, IAT reserves the right to seek reimbursement from MFC of its legal fees and out-of-pocket expenses, including proxy solicitation expenses, incurred in connection with the Meeting, as applicable.

IAT has entered into an agreement with Okapi pursuant to which Okapi has agreed to act as IAT’s proxy solicitor in the United States and Canada. Pursuant to this agreement, Okapi will receive an initial fee of $50,000, plus a customary fee for each call to and from Shareholders. In addition, Okapi may be entitled to a fee upon the completion of IAT’s solicitation, as determined by IAT in consultation with Okapi.

In addition, IAT, certain of its members, directors, officers and employees and the Concerned Shareholder Nominees may solicit proxies by mail, telephone, telecopier, the Internet, e-mail or other electronic means and personal solicitation or by way of public broadcast, as well as by newspaper or other media advertising. Any members or employees of IAT and their affiliates or other persons who solicit proxies on behalf of IAT will do so for no additional compensation, and none of the Concerned Shareholder Nominees will receive any special compensation in connection with the solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward IAT’s solicitation materials to customers for whom such persons hold Shares, and IAT will reimburse them for their reasonable out-of-pocket expenses for doing so.

The entire expense of preparing, assembling, printing and mailing this Circular and related materials and soliciting proxies will be borne by IAT. In addition, IAT has retained Shorecrest Group to provide certain advisory services in connection with the Meeting.

No person is authorized to give information or to make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

OUTSTANDING SHARES AND PRINCIPAL HOLDERS

Shareholders Entitled to Vote

MFC has announced that each Shareholder of record at the close of business on November 25, 2013 (the “Record Date”), the record date established for notice of the Meeting and for voting in respect of the Meeting, will be entitled to one vote for each Share held on each matter to come before the Meeting.

According to the Management Circular, the number of Shares entitled to vote on each matter to be acted on at the Meeting was 62,827,502 Shares as of November 25, 2013. In determining the number of outstanding Shares, IAT has relied exclusively on the disclosure relating to the outstanding Shares set out in the Management Circular.

Principal Holders

To the best of IAT’s knowledge and belief, based on publicly available records, filings and public statements by Michael Smith, the only persons or companies which beneficially own, control or direct, directly or indirectly, voting securities carrying 10% or more of the votes attached to the issued and outstanding Shares as of the date hereof are:

Shareholder’s Name	Percent of Class
Peter R. Kellogg	33%(1)
Michael Smith	11%(2)

Notes:

(1)	As of the date of this Circular, affiliates or associates of Peter R. Kellogg and IAT own an aggregate of 20,662,400 Shares, representing approximately 33% of the total Shares issued and outstanding as of the Record Date.
(2)	On May 16, 2011, Michael Smith, in a response to an analyst’s question relating to his personal interest in MFC, indicated that “family who are no longer living with me and certain structures that are going to be established, I openly stated that I have a view on 11% of the company's common shares” (source: Bloomberg transcript). As of the date of this Circular, 11% of the issued and outstanding Shares represents approximately 6,911,000 Shares. Mr. Smith may also have the right to vote, or act in concert with, holders of other Shares. As of the date of this Circular, Mr. Smith has not reported any such Shares on SEDI or filed an Early Warning Report in Canada or a Schedule 13D in the United States.

Based on IAT’s detailed review and analysis of MFC’s public disclosure record, IAT believes that Michael Smith himself has for some time failed to comply with applicable Schedule 13D, early warning and SEDI insider reporting filing requirements in the United States and Canada. Michael Smith has for many years indicated to the market that he holds unreported shares through his adult children and other structures. In particular:

•	In its Form 20-F filing, dated April 26, 2004, MFC disclosed that Michael Smith beneficially owned 4.5% of the issued and outstanding shares of MFC in his own right and through his family members.
•	Through his control and direction of Trimaine Holdings, Inc., as late as April, 2005, Michael Smith controlled or directed 11.6% of the issued and outstanding common shares of MFC Bancorp Ltd., a predecessor to MFC.

•	In its management information circular dated September 29, 2010, MFC disclosed that Michael Smith had sole voting and dispositive power over 3,394,614 common shares of Mass Financial Corp. held by the Mass Employee Trust, which pursuant to the MFC take-over bid dated October 7, 2010, were exchanged on a one-for-one basis for MFC shares. By virtue of such transaction, Mr. Smith, through his control of the Mass Employee Trust, controlled or directed an additional 5.6% of MFC’s issued and outstanding common shares. MFC subsequently reported that “sole voting and dispositive power over [the Mass Employee Trust] was transferred to an independent trustee” but provided no disclosure regarding the timing of the transfer, the identity of the trustee and how such voting and dispositive power is exercised.
•	On an earnings conference call on May 16, 2011, Michael Smith, in a response to an analyst question, indicated that he has a personal interest in 11% of MFC’s common shares through his “family” and “certain structures that are going to be established”.

To this day, Michael Smith has failed to make the required Schedule 13D filings, early warning reports and SEDI filings relating to the foregoing transactions and is therefore not in compliance with applicable U.S. and Canadian securities laws.

IAT’s Voting Intentions

IAT, its affiliates and associates intend to vote all of their Shares: FOR fixing the number of directors of MFC at eleven, FOR the election of the eight Concerned Shareholder Nominees, WITHOLD votes for the two MFC Management Nominees, FOR the reappointment of the auditor of MFC and to authorize the board to fix its remuneration and FOR the approval of the Advance Notice Policy. IAT reserves the right to change its intentions regarding the voting of its own Shares. If IAT changes its intentions, it will notify Shareholders of the change by press release and in any other manner required pursuant to applicable securities laws.

EXECUTIVE COMPENSATION, INDEBTEDNESS, MANAGEMENT CONTRACTS AND EQUITY COMPENSATION PLANS

Information regarding the compensation of executives and directors of MFC (including the information prescribed by Form 51-102F6 ― Statement of Executive Compensation), the indebtedness of MFC’s directors and officers or their respective associates and about management contracts that may be in place at MFC and securities authorized for issuance under MFC equity compensation plans is not within the knowledge of IAT. For this information, please refer to the Management Circular, and other continuous disclosure filed by MFC on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. However, we caution Shareholders that such information appears to lacks transparency.

INTEREST IN MATERIAL TRANSACTIONS AND MATTERS TO BE ACTED UPON AT THE MEETING

Except as otherwise disclosed in this Circular, to the knowledge of IAT, neither IAT nor any of its managing members, directors or officers, or any associates or affiliates of the foregoing, or any of the Concerned Shareholder Nominees or their respective associates or affiliates, has (i) any material interest, direct or indirect, in any transaction since the beginning of MFC’s most recently completed financial year or in any proposed transaction (other than the proposed changes and transactions contemplated in this Circular) that has materially affected or will materially affect MFC or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the Meeting (other than in respect of their ownership of securities of MFC), other than the election of directors.

Except as disclosed above, information concerning any material interests, direct or indirect, of any director or executive officer of MFC, any other “informed person” (as such term is defined in National Instrument 51-102 ― Continuous Disclosure Obligations), any person (other than IAT, its affiliates and their associates) who, to the knowledge of the directors or officers of MFC, beneficially owns or exercises control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of MFC or any associate or affiliate of any of the foregoing, in any transaction since the commencement of MFC’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect MFC or any of its subsidiaries, or in any matter to be acted upon at the Meeting, is not within the knowledge of IAT. For this information, please refer to the Management Circular.

INFORMATION CONTAINED IN THIS CIRCULAR

Certain information concerning MFC contained in this Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources (including the Management Circular). We do not assume and expressly disclaim any responsibility for the accuracy or completeness of the information taken from or based upon those documents, records and other public sources, or for any failure by MFC to disclose publicly events or facts that may have occurred or that may affect the significance or accuracy of any such information, but that are unknown to us. We also caution Shareholders that such information appears to lack transparency.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. The delivery of this Circular will not, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Circular.

ADDITIONAL INFORMATION REGARDING MFC

Additional information relating to MFC, including its Annual Report on Form 20-F dated April 1, 2013 and the Management Circular dated November 29, 2013 is available on EDGAR and on SEDAR. Financial information is provided in MFC’s comparative annual financial statements and management’s discussion and analysis for the year ended December 31, 2012. Copies of MFC’s financial statements and management’s discussion and analysis may be obtained by any person without charge by contacting MFC, at Suite 1620 - 400 Burrard Street, Vancouver, British Columbia, V6C 3A6.

CERTIFICATE

The contents and the sending of this Circular have been approved by IAT.

December 6, 2013

IAT Reinsurance Company Ltd.

By:
Peter R. Kellogg, Chief Executive Officer

APPENDIX “A”

GLOSSARY OF TERMS

In this Circular, the following capitalized words and terms have the following meanings:

“Blue Earth” means Blue Earth Refineries Inc.;

“Canoro” means Canoro Resources Ltd.;

“CCGG” means the Canadian Coalition for Good Governance;

“CEO” means chief executive officer;

“CFO” means chief financial officer;

“Circular” means this proxy circular, including the letter to shareholders dated December 6, 2013 which is incorporated herein, and any further supplements or amendments and restatements hereof or thereof;

“Compton Petroleum” means Compton Petroleum Corporation;

“Concerned Shareholder Nominees” means Peter R. Kellogg, J. Andrew Betts, David L. Grange, Jeffrey A. Harris, William C. Horn III, Logan W. Kruger, Patrice E. Merrin and Trevor S. Schultz;

“CSA” means the Canadian Securities Administrators;

“EDGAR” means the Electronic Data-Gathering, Analysis and Retrieval system at www.sec.gov;

“Glencore” means Glencore Xstrata plc;

“IAT” means IAT Reinsurance Company Ltd.;

“Intermediary” means an intermediary that the Non-Registered Holder deals with in respect of Shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans;

“ISS” means Institutional Shareholder Services Inc.;

“KCCL” means Kasese Cobalt Company Limited;

“LMS” means LMS Medical Systems, Inc.;

“Magnum Minerals” means Magnum Minerals Private Ltd.;

“Management Circular” means the MFC management proxy circular dated November 29, 2013 and a white form of proxy or voting instruction form from management of MFC soliciting proxies in connection with the Meeting;

“Mass Employee Trust” means Mass Employees Incentive Corporation;

“Mass Financial” means Mass Financial Corp;

“Meeting” means the annual and special meeting of the holders of Shares to be held on December 27, 2013 at 4:00 p.m. (Hong Kong time), including any postponements or adjournments thereof;

“MFC” or the “Company” means MFC Industrial Ltd. and its predecessors (as required by the context);

“MFC Management Nominees” means Dr. Shuming Zhao and Ravin Prakash, both of whom are being put forth by MFC’s management for re-election to the board of directors at the Meeting;

“NI 52-110” means National Instrument 52-110 – Audit Committee as published by the CSA;

“Noble Group” means Noble Group Limited;

“Non-Registered Holder” has the meaning ascribed to that term under the heading “Non-Registered (Beneficial) Holders of Shares”;

“NYSE” means the New York Stock Exchange;

“Okapi” means Okapi Partners LLC;

“Order” means a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than thirty (30) consecutive days;

“Record Date” means the close of business on November 25, 2013, such date being the record date established by MFC for notice of the Meeting and for voting in respect of the Meeting;

“Rights Plan” means the shareholder rights plan agreement between MFC and Computershare Inc. dated November 11, 2013;

“S&P 500” means the Standard & Poor's 500 Index;

“Schedule 13D” means a form that must be filed with the SEC by any person or group of persons that acquires beneficial ownership (within the meaning of the U.S. Exchange Act) of more than 5% of a voting class of a company’s securities registered under Section 12 of the U.S. Exchange Act;

“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

“SEDI” means the System for Electronic Disclosure by Insiders at www.sedi.ca;

“Shareholders” means the holders of Shares;

“Shares” means common shares in the capital of MFC;

“Terra Nova” means Terra Nova Royalty Corporation;

“U.S. Exchange Act” means United States Securities Exchange Act of 1934, as amended; and

“VIF” means a voting instruction form.

APPENDIX “B”

MFC CORPORATE GOVERNANCE REPORT CARD

Legend

✗ = not compliant	▬ = minimally compliant	✓= compliant

PART 1: NYSE/ SEC, CSA AND ISS REQUIREMENTS AND BEST PRACTICES

Unless otherwise indicated, all the page references are to the Management Information Circular of MFC Industrial Ltd. (the “Company”) dated November 29, 2013 (the “MFC 2013 Circular”). Reference is also made to the Management Information Circular of the Company dated November 20, 2012 (the “MFC 2012 Circular”). The following is based on our own review of applicable NYSE/SEC, CSA and ISS requirements and best practices. Please note that ISS has not approved this analysis.

NYSE/SEC	CSA	ISS	Rating	Comments
I. Board of Directors
A. Chairman of the Board
SEC Regulation S-K Item 407(h) requires disclosure on whether there is a lead independent director and what role he or she plays if one person serves as both CEO and Chairman.	The Chairman of the board should be an independent director. Where this is not possible, an independent director should be appointed to act as the “lead director”. (s. 3.2 of NP 58-201).	Vote in favour of proposals requiring an independent Chairman of the board unless the company maintains appropriate counterbalancing corporate governance structure, including having: (i) a lead independent director; (ii) two-thirds of the board be independent; (iii) fully independent board committees; (iv) corporate governance guidelines; and (v) no other problematic governance or management issues.	✗

Michael J. Smith is the Chairman, CEO and interim CFO of the Company (pg. 19) and has served as both the CEO and CFO for over 3 years.

There is no indication that the Company has a lead independent director despite having the CEO/CFO as the Chairman of the board.

MFC 2013 Circular does not provide sufficient justification as to why the board believes having Mr. Smith as the Chairman, CEO and CFO is beneficial to the Company. In fact, the Corporate Governance Disclosure states that the Board is satisfied with the autonomy of the Board and its ability to function independently of management through measures such as independent board committees (pg. 30), with no discussion as to how such autonomy can be achieved at the board level generally with the Chairman also being CEO and CFO.

The board should develop clear position descriptions for the: (i) Chairman of the board; (ii) Chair of each committee; and (iii) CEO (with delineation of management’s responsibilities and corporate goals)

(s. 3.5 of NP 58-201).

			✗	Boilerplate language that is not specific to the Company is used to describe various positions such as the description of the responsibilities of the CEO (pg. 32-35).
B. Independence
A majority of the board must be composed of independent directors.	The board should have a majority of independent directors (s. 3.1 of NP 58-201).	Vote against or withhold from inside directors and affiliated outside directors when independent directors make up less than a majority of the directors.	▬	The Company barely met the independence requirement in 2012 with 3 independent directors and 2 non-independent directors (pg. 5 of MFC 2012 Circular). The Company has only very recently appointed an additional independent director (in August, 2013), who is a former director of the Company. Subsequently, the Company has purported to fix the size of the board to 6 directors. As discussed above, IAT believes that this increase to the board size is invalid.
C. Directors’ Meetings

Non-management directors (who may include directors who are not independent) must meet in regularly scheduled executive sessions.

NYSE suggests that only independent directors meet in executive session at least once per year (NYSE 303A.03).

The overall calendar of board, committee and shareholder meetings need to be prepared. The calendar should include any known action items.

The board should determine an appropriate commitment of time and meeting frequency for the board and committee members to discharge their duties (SEC regulation S-K, Item 407(b)).

The independent directors should hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. (s. 3.3 of NP 58-201).

Vote against or withhold from directors (except new nominees, who should be considered on a case-by-case basis) who attend less than 75% of the aggregate of their board and committee meetings for the period for which they served, unless an acceptable reason for absences is disclosed in the proxy circular or other SEC filings.

Similarly, if the proxy disclosure is unclear and insufficient to determine whether a director attended at least 75% of the aggregate of his/her board and committee meetings during his/her period of service, ISS recommends voting against or withholding from the director(s) in question.

▬

While the attendance record shows 100% attendance for each director, it also includes all board actions by written consent in lieu of a meeting (pg. 31). It is therefore unclear whether the board members are actually participating in regularly scheduled meetings. It is also not clear how frequently the independent directors meet on their own.

D. Communications with Directors

A method for all interested parties (not just shareholders) to communicate directly with the presiding director or with the non-management (or independent) directors as a group needs to be established in order to make their concerns known to those directors

(NYSE 303A.03).

	The board should adopt a written mandate that acknowledges the responsibility for, among others, the adoption of a communication policy. (s. 3.4 of NP 58-201).	Vote for shareholder proposals requesting that the board establish an internal mechanism/process, which may include a committee, in order to improve communications between directors and shareholders.	✗	The Company does not disclose its communication policy and it is not clear as to whether the Company has such a policy in place. Shareholder access to independent directors is also not determinable.
E. Classified/Staggered boards
The NYSE will refuse to authorize listing where the board is divided into more than three classes. Where classes are provided, they should be of approximately equal size and tenure and directors’ terms of office should not exceed three years (NYSE 304.00).		Vote against any proposal that imposes a staggered board and in favour of any proposal that repeals a staggered board.	✗	The Company has three classes of directors with staggered terms, effectively creating an entrenched board (pg. 18).
F. Board Mandate or Corporate Governance Guidelines
The company must adopt and disclose corporate governance guidelines that cover: (i) director qualifications standards; (ii) director responsibilities; (iii) director access to management and independent advisors; (iv) director compensation; (v) director orientation and continuing education; (vi) management succession; and (vii) annual performance evaluation of the board (NYSE 303A.09).	The board should adopt a written mandate, that acknowledges responsibility and stewardship for: (i) integrity; (ii) strategic planning; (iii) identification of principal risks and implementation of appropriate management systems; (iv) succession planning; (v) adoption of communication policy; (vi) internal control and management information systems; (vi) developing issuer’s approach to corporate governance; (vii) obtaining feedback from stakeholders; and (viii) expectations and responsibilities of directors (s. 3.4 of NP 58-201).		✗

The board mandate includes boilerplate language that is not specific to the Company (pgs. 31-32).

The board mandate does not include reference to the following: (i) identification of principal risks and implementation of appropriate management systems; (ii) adoption of communication policy; and (iii) obtaining feedback from stakeholders. Other shortcomings are noted below.

G. Orientation and Continuing Education

The company must adopt and disclose corporate governance guidelines that cover, among others, director orientation and continuing education (NYSE 303A.09).

The board should ensure that all new directors receive a comprehensive orientation regarding the role of the board, its committees, and the contribution individual directors are expected to make (s. 3.6 of NP 58-201).

The board should provide continuing education opportunities for all directors (s. 3.7 of NP 58-201).

		✗	In the MFC 2012 Circular, the Company clearly stated that it does not provide continuing education opportunities for directors (pg. 20 of MFC 2012 Circular). Boilerplate disclosure was added to the MFC 2013 Circular indicating that certain continuing education measures shall be undertaken, but it is not possible to determine what measures will actually be provided for (pg. 35).
H. Regular Board Assessments
The company must adopt and disclose corporate governance guidelines that cover, among others, the annual performance evaluation of the board (NYSE 303A.09).	The board, its committees and each individual director should be regularly assessed regarding his, her, or its effectiveness and contribution (s. 3.18 of NP 58-201).	✗	The board does not have a process of assessment (pg. 37).

NYSE/SEC	CSA	Rating	Comments
II. Other Board Committees
A. Nominating Committee
1. Independence

The company must have a nominating/corporate governance committee composed entirely of independent directors (NYSE 303A.04).	The board should appoint a nominating committee composed entirely of independent directors (s. 3.10 of NP 58-201).	✗	According to the MFC 2012 Circular, all 3 independent directors of the Company served as members of all of the Company’s existing board committees. With the recent addition of Ms. Stenger to the board, all 4 directors of the Company, listed as independent, now serve as members of all of the Company’s existing board committees (pg. 19-20). Due to the limited size of the board, all such members serve on all committees, which prevents circulation of committee members and raises questions as to whether such members can devote adequate time and attention to their committee duties. Under ISS’ 2014 Canadian Corporate Governance Policy Updates, ISS states that time commitments for committee memberships, requiring issuers to look more closely at balancing the insight gained by multiple memberships with allowing for sufficient time for preparation for attendance and effective participation.
2. Written Charter

The nominating committee must have a written charter that addresses (i) the committee’s purpose and responsibilities and (ii) an annual performance evaluation of the committee.

The charter should also address the following items: the committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the board (NYSE 303A.04 & SEC Regulation S-K, Item 407(c)).

	The nominating committee should have a written charter that clearly establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure and operations (including any authority to delegate to individual members and subcommittees), and the manner of reporting to the board (s. 3.11 of NP 58-201).	▬	The written charter uses boilerplate language that is not specific to the Company.
3. Responsibilities

The nominating committee’s purpose and responsibilities, at minimum, must be to: identify individuals qualified to become board members, consistent with criteria approved by the board, and to select or to recommend that the board select the director nominees for the next annual shareholders’ meeting; develop and recommend to the board a set of corporate governance guidelines applicable to the corporation; and oversee the evaluation of the board and management (NYSE 303A.04).

The nominating committee should be responsible for identifying individuals qualified to become new board members and recommending to the board the new director nominees for the next annual meeting of shareholders (s. 3.13 of NP 58-201).

In making its recommendations, the nominating committee should consider: (i) the competencies and skills necessary for the board as a whole; (ii) the competencies and skills each director to possess; (iii) the competences and skills each new nominee will bring to the boardroom; and (iv) whether each new nominee can devote sufficient time and resources to his or her duties as a board member (s. 3.14 of NP 58-201).

		✗	See discussion above. Not only is there no discussion regarding any of these matters, the composition of the nomination committee may impair its effectiveness for the reasons discussed above under “Independence” and as discussed below.

4. Authority to Engage External Advisor
The charter should give the committee sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the firm’s fees and other retention terms (NYSE 303A.04).	The nominating committee should be given the authority to engage and compensate any external advisor (s. 3.11 of NP 58-201).	✓

5. Nomination Process
As a result of governance best practices, most companies maintain (i) a formal policy concerning consideration of nominees proposed by shareholders and (ii) a formal statement of qualifications or standards applied in selecting nominees for election at the annual meeting (and information is required about whether or not the committee considers diversity as a factor in identifying director nominees) (SEC Regulation S-K, Item 407(c)).	Prior to nominating or appointing individuals as directors, the board should adopt a process involving the following steps: (i) consider what competencies and skills the board should possess; (ii) assess what competences and skills each existing director possesses; and (iii) consider the appropriate size of the board (s.3.12 of NP 58-201).	✗

The Company’s disclosures do not discuss nor provide a formal statement of qualifications/standards applied in selecting nominees for election to the board.

As noted above, there is neither discussion regarding the appropriate size of the board despite the fact that the size of the board has been in a state of flux in recent years, nor discussion as to why it was determined to be appropriate to fix the size of the board at six directors. While the MFC 2013 Circular provides more extensive disclosure on the nomination of directors as compared to the MFC 2012 Circular, it is still boilerplate (pg. 36).

B. Compensation Committee
1. Independence

Listed companies must have a compensation committee composed entirely of independent directors (NYSE 303A.05).

The Dodd-Frank Act requires the SEC to direct the NYSE and other national securities exchanges to adopt listing standards that would require each member of the compensation committee to be independent (Section 10C of Securities Exchange Act).

	The board should appoint a compensation committee composed entirely of independent directors (s. 3.15 NP 58-201).	✗

The MFC 2013 Circular and the MFC 2012 Circular state that certain aspects of executive and director compensation is administered by the board. The stock option plan, in particular, is directly under the authority of the board. Given that Mr. Smith, the CEO and CFO of the Company, is also the Chairman of the board, there is a significant impairment of independence and effectiveness of the compensation committee. For example, Mr. Smith was given a significant option award during the year ended December 31, 2011 with no indication as to whether his compensation and/or grants were discussed by the independent directors without him being present (pg. 8 of MFC 2012 Circular).

In addition, there are directly contradictory statements in the MFC 2013 Circular regarding the responsibility for implementing and administering the Company’s equity-based incentive plans since on pg. 13 it says that the “Compensation Committee administers and implements all of the Option Plan and other stock-based and equity-based benefit plans” and on pg. 24 it says “the Board currently administers and implements the Option Plan and the Incentive Plan”.

It is arguable that the composition of the compensation committee also impairs its independence and effectiveness for the reasons discussed above.

2. Written Charter

The compensation committee must have a written charter that addresses (i) the committee’s purpose and responsibilities and (ii) an annual performance evaluation of the committee (NYSE 303A.05 & SEC Regulation S-K, Item 407(e)).

The written charter should also address the following items: committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the board (NYSE303A.05).

	The compensation committee should have a written charter that establishes committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure and operations, and the manner of reporting to the board (s. 3.16 of NP 58-201).	✗	The written charter uses boilerplate language that is not specific to the Company.
3. Responsibilities
The compensation committee’s purpose and responsibilities, at minimum, must be to have direct responsibility to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the board), determine and approve the CEO’s compensation level based on this evaluation, (ii) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval and (iii) produce a compensation committee report on executive officer compensation as required by the SEC (NYSE 303A.05).	The compensation committee should be responsible for: (i) reviewing and approving corporate goals and objectives relevant to CEO compensation and performance; (ii) making recommendations to the board in respect of non-CEO officer and director compensation; and (iii) reviewing of executive compensation disclosure before public disclosure (s. 3.17 of NP 58-201).

While the committee charter contains boilerplate language which covers many of these elements, when analyzing the functioning of the committee in the light of executive compensation disclosure and practices, it is clear that the committee is deficient as compensation decisions appear to be discretionary and arbitrary.

Please see section V below for a detailed discussion of these issues.

4. Authority to Engage External Advisor
If a compensation consultant is to assist in the evaluation of director, CEO or executive officer compensation, the charter should give the compensation committee sole authority to retain and terminate the consulting firm, including sole authority to approve the firm’s fees and other retention terms (NYSE 303A.05).	The compensation committee should be given the authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties (s. 3.16 of NP 58-201).	▬	The compensation committee charter confers their authority but there is no indication as to whether any independent consultant was ever engaged.

5. Compensation Decision Making
In determining the long-term incentive component of CEO compensation, the compensation committee should consider the company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. Nothing in the NYSE rules preclude discussion of CEO compensation with the board generally (NYSE 303A.05).	✗	Performance incentives focus on short-term profitability (pg. 22) and there is no clear indication of any peer group benchmarking and no correlation to relative shareholder return. In fact, the MFC 2013 Circular and the MFC 2012 Circular state that the Company does not view stock price as an indicator of performance with no discussion of what other factors are considered and measured as an indicator of performance and to benchmark incentive compensation.
C. Risk Committee

A risk committee is not currently required by SEC, NYSE or CSA rules. However, it may not be appropriate for the audit committee to be the only body responsible for risk oversight. Thus many companies are adopting or standalone committee with a specific mandate.		✗	The Company does not have a risk committee nor do the charters for the board or audit committee include any robust risk mandates.
1. Risk Practices
Whether spearheaded by the audit committee or a separate risk committee, some risk practices include: (i) performing periodic self-assessment and evaluation reviews of the board, its committees and senior officers; (ii) considering periodically whether compliance systems, compensation decisions and other corporate policies and procedures align with the desired risk assessment models and goals of the company; (iii) reviewing banking and investment relationships for any risks; (iv) reviewing all counter-party risks of financial trouble; and (v) reviewing exchange rates, hedging contracts, and insurance policies.		✗	The disclosure documents do not provide a discussion regarding the Company’s risk practices. Self-assessments are not conducted.
D. Disclosure Committee

While a disclosure committee is not specifically prescribed, many companies have formed a disclosure committee of appropriate officers to maintain a formal process to assure that the company has effective disclosure controls and procedures.

A disclosure committee, if formed, should consider developing a form of committee report that could be delivered to the CEO and CFO for each material filing and/or a committee charter outlining the general purpose of the committee.

	CSA recommends establishing a committee of company personnel or assigning a senior officer responsible for: (i) developing and implementing the company’s disclosure policy; (ii) monitoring the effectiveness of and compliance with the disclosure policy; (iii) educating directors, officer and certain employees about disclosure issues and the disclosure policy; (iv) reviewing and authorizing disclosure in advance of its public release; and (v) monitoring the company’s website (s. 6.3 of NP 51-201) .	✗	There is no indication that the Company has a disclosure committee.

III. Audit Committee
A. Composition, Organization and Structure
1. Independence and Financial Literacy

A listed company must have an audit committee of at least three members, each of whom must: (i) be independent; (ii) be financially literate, as such qualification is interpreted by the listed company’s board in its business judgment; and (iii) meets the requirements in Rule 10A-3 (subject to any applicable exemptions therein), which generally prohibits receipt of defined compensation by the director (except for board/committee service) or designated family members or by designated entities with which the director is associated.

In addition, at least one member must have “accounting or related financial management expertise,” as the board interprets such qualification in its business judgment.

The NYSE and SEC do not require the committee to include a member who is an “audit committee financial expert” (as defined in Item 407(d)(5)(ii) of Regulation S-K). However, most boards appoint at least one audit committee financial expert. The board may presume that such a person has “accounting or related financial management expertise” as discussed above.

Every issuer must have an audit committee that complies with the requirements of NI 52-110 (s. 2.1 of NI 52-110).

An audit committee must be composed of a minimum of three members (s. 3.1(1) of NI 52-110).

Every audit committee member must be a director of the issuer (s. 3.1(2) of NI 52-110).

Every audit committee member must be independent (s. 3.1(3) of NI52-110).

Every audit committee member must be financially literate (s. 3.1(4) of NI 52-110).

▬

It is arguable that the composition of the audit committee impairs its effectiveness.

While the MFC 2013 Circular and the MFC 2012 Circular indicate that all members are independent and financially literate, there is a lack of meaningful discussion to objectively determine this. Further, the four members of the audit committee also comprise the compensation and the nominating committee.

2. Written Charter
An audit committee must have a written charter that addresses: (i) the committee’s purpose; (ii) an annual performance evaluation of the audit committee; and (iii) the duties and responsibilities of the audit committee (NYSE 303A.07).	An audit committee must have a written charter that sets out its mandate and responsibilities (s. 2.3(1) of NI 52-110).	▬	While the charter complies with most recommended elements there is no indication that it has been tailored to the specific circumstances of the Company. The independence standard in the charter set out in the MFC 2012 Circular made reference to NASDAQ rules while the Company had migrated to the NYSE. There was also no indication of an annual performance evaluation of the audit committee.

3. Responsibilities

The duties and responsibilities of the audit committee, at minimum, must include responsibilities set forth in SEC Rule 10A-3(b), including in general: (i) be directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged to prepare an audit report or perform similar services; and (ii) establish procedures for the receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters, including confidential submissions regarding questionable accounting or auditing matters.

An audit committee must discuss policies with respect to risk assessment and risk management.

The audit committee must maintain an “internal audit function” to provide management and the audit committee with ongoing assessments of the company’s risk management processes and system of internal control.

An audit committee must set clear hiring policies for employees or former employees of the independent auditors (NYSE 303A.07).

The NYSE recommends that the audit committee (or another comparable body) review and evaluate all related party transactions on an ongoing basis (NYSE 314.00).

An audit committee must establish procedures for receipt, retention and treatment of complaints regarding accounting, internal control and auditing matters, including confidential submissions regarding questionable accounting or auditing matters (s. 2.3(7) of NI 52-110).

An audit committee must recommend nomination and compensation of the external auditor to the board of directors (s. 2.3(2) of NI 52-110).

An audit committee must review and approve auditor hiring policies (s. 2.3(8) of NI 52-110).

✗

Up until the filing of the MFC 2012 Circular, the audit committee only disclosed the establishment of procedures for the receipt, retention, and treatment of complaints from employees and not from external sources as required under s. 2.3(7) of NI 52-110. While boilerplate language was added in the MFC 2013 Circular to address such whistleblowing procedures, no details regarding such procedures or any corresponding policy have been provided.

Up until the filing of the MFC 2012 Circular, the audit committee did not discuss policies with respect to risk assessment and risk management.

Up until the filing of the MFC 2012 Circular, there was no disclosure or discussion with respect to auditor hiring policies. The Company has, again, recently changed its auditor on September 23, 2013 with no discussion of whether or how such change complies with its auditor hiring policies.

There is no disclosure or discussion with respect to policies on related party transactions.

4. Authority to Engage External Advisor
An audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties (SEC Rule 10A-3(b)).	An audit committee must have the authority to set and pay the compensation for any advisors employed by the audit committee (s. 4.1(b) of NI 52-110).	✓	Based on provisions of the audit committee charter.
	An audit committee must have the authority to communicate directly with the internal and external auditors (s. 4.1(c) of NI 52-110).	✓	Based on provisions of the audit committee charter.
IV. Governance Policies and Procedures
A. Code of Ethics

The NYSE requires each listed company to adopt and disclose a code of business conduct and ethics that applies to all directors, officers, and employees.

Each company may determine its own policies, but all companies should address the most important topics, including: (i) conflicts of interest; (ii) corporate opportunities; (iii) confidentiality; (iv) fair dealing; (v) protection and proper use of corporate assets; (vi) compliance with laws, rules and regulations; and (vii) encouraging the reporting of any illegal or unethical behavior (NYSE 303A.10).

As a general matter, the code needs to be adopted on a global basis by the company and its controlled subsidiaries.

	The board should adopt a written code of business conduct and ethics. The code should address the following issues: (i) conflicts of interest; (ii) protection of corporate assets; (iii) confidentiality of corporate information; (iv) fair dealing with security holder and others; (v) compliance with laws; (vi) reporting of illegal or unethical behavior (which can be done in the code or through a whistleblower policy); and (vii) disclosure of departures from the code (s. 3.8 of NP 58-201).	▬

The Code of Ethics adopted in 2006 only applied to Senior Executive Officers and Senior Financial Officers and did not apply to directors. It was also deficient and did not provide the following information: (i) protection of corporate assets; and (ii) fair dealing with security holders and others.

The Code of Ethics that includes employees was only recently adopted by the board on October 26, 2013.

B. Whistleblowing Policy/Procedures

The duties and responsibilities of the audit committee must include, among others, establishing procedures for the receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters, including confidential submissions regarding questionable accounting or auditing matters (SEC Rule 10A-3(b)).

An audit committee must establish procedures for receipt, retention and treatment of complaints regarding accounting, internal control and auditing matters, including confidential submissions regarding questionable accounting or auditing matters (s. 2.3(7) of NI 52-110).

✗ Up until the filing of the MFC 2012 Circular, the audit committee had only established procedures for the receipt, retention, and treatment of complaints from employees and not from external sources as required under s. 2.3(7) of NI 52-110. As discussed above, while boilerplate language was added in the MFC 2013 Circular to address such whistleblowing procedures, no details regarding such procedures or any corresponding policy are provided.
C. Disclosure Policy and Controls

SEC Rule 13a-15 requires the company to maintain effective disclosure controls and procedures.

The CEO and CFO must certify to this effect in Form 10-Q and Form 10-K filings. The company is required to establish procedures for obtaining these CEO and CFO certifications.

NI 52-109 requires that the company must maintain effective disclosure controls and procedures, provide interim and annual CEO and CFO certifications and provide corresponding disclosure in interim and annual MD&A.

▬ CEO and CFO certifications are filed as required. However, the purpose for having two separate certificates is effectively frustrated since the CEO and CFO have been the same individual for over three years, which is further exacerbated by the fact that such individual also serves as the Chairman of the Board. The Company does not disclose its disclosure policy and it is uncertain as to whether the Company has such a policy in place. Provisions relating to disclosure were only recently added to the new Code of Ethics adopted on October 26, 2013.
D. Insider Trading Policy
Publicly traded companies should have a written insider trading policy that (i) requires executive officers and directors (and major shareholders if affiliated with individual management) to provide advance notice, or obtain advance consent, to engage in transactions in the company’s stock, (ii) states the company policy prohibiting stock transactions if any individual is aware of material non-public information, (iii) defines the open and closed trading windows during which directors, officers and other defined groups may and may not trade in company shares and (iv) contains related provisions customary for these policies (SEC Exchange Act Section 10(b), Rule 10b-5). ▬

It was uncertain as to whether the Company had an insider trading policy in place until the very recent adoption and disclosure of a written Code of Business Conduct and Ethics and Insider Trading Policy on October 26, 2013.

The Company does not adequately disclose its anti-hedging/pledging/speculative investments policy as required under Form 51-102 F6 and it is uncertain as to whether the Company has such a policy.

In the MFC 2013 Circular, the Company acknowledges that it does not have any formal policy with respect to the purchase by a director or officer of financial instruments. As such, the Company does not prohibit its directors and officers from hedging Company shares, which is considered by ISS, in its 2014 Canadian Corporate Governance Policy Updates, to be a “material risk oversight failure”.

E. Regulation FD Policy

Publicly traded companies should have a written policy concerning selective disclosure of information, communications to analysts and shareholders, and coordination of investor relations policies with FD requirements (SEC Regulation FD).	NP 51-201 recommends establishing a written corporate disclosure policy. A disclosure policy should provide a process for disclosure and promote an understanding of legal requirements among directors, officer and employees. The disclosure policy should be practical to implement and should be reviewed, approved, and updated periodically by board of directors and widely distributed to officers and employees.	▬	The Company does not disclose its disclosure policy and it is uncertain as to whether the Company has such a policy in place.

PART 2: ADDITIONAL ISS RECOMMENDATIONS

ISS Recommendations	Rating	Comments
V. Compensation
A. Executive Compensation
1. Executive Pay Evaluation

ISS outlines five global principles that most investors expect corporations to adhere to in designing and administering executive and director compensation programs. The five global principles are as follows:

(i) maintain appropriate pay-for-performance alignment, with emphasis on long-term shareholder value;

✗

Performance incentives focus on short-term profitability (pg. 22).

The Company does not have an appropriate pay-for-performance alignment. The total executive compensation has increased year to year whereas the share price has decreased year to year. The MFC 2013 Circular and the MFC 2012 Circular state that the compensation committee does not consider the price of the common shares to be a strong indicator of performance but does not provide other indicators of performance.

(ii) avoid arrangements that risk “pay for failure”;	✗

Option-based Awards:

All the options to executives were issued on the same day, at the same exercise price without any vesting schedule or deferral period. It is a best practice to spread option grants throughout the year in order to normalize fluctuations in stock price and demonstrate that the option grants are not susceptible to manipulation and to provide vesting periods.

There is no discussion as to why such grants were made on the same day. Notably, based on the disclosed “grant date fair value”, Mr. Smith’s option grant amounts to a very significant component of his total compensation for 2011. There is also no disclosure on Mr. Smith’s non-participation in the decision to authorize such grant.

Golden Parachute:

The Company has excessive termination and change of control provisions as discussed in detail below.

(iii) maintain independent and effective compensation committee;	✗	Please see the “Compensation Committee” section above.

(iv) provide shareholders with clear, comprehensive compensation disclosures; and	✗

The Company does not provide clear and comprehensive compensation disclosure. For example, the MFC 2013 Circular states that the Company’s executive compensation levels are “generally lower than compensation paid by its peer group” without disclosure as to which companies constitute the “peer group” (pg. 7). Further, the indication that the board uses an external benchmark to determine executive compensation through the use of a “peer group” is contradicted by the statement that “base salaries are benchmarked internally” (pg. 22). In addition, the MFC 2012 Circular stated that annual performance incentives are granted upon satisfaction of certain “discretionary performance targets” without providing any information as to what these targets were. The MFC 2013 Circular states that cash bonuses are discretionary with no connection to any targets but states further that incentive targets are reviewed periodically to ensure market competitiveness with no discussion as to what those targets are (pg. 22).

There are numerous instances that demonstrate arbitrary or discretionary decisions with respect to incentive compensation grants. For example, very few qualitative factors and no quantitative targets or other indicators are provided. There is also no discussion of whether a particular executive satisfied any pre-determined targets or how that may have been factored into the grant of incentive awards.

For example: (i) in 2012, Michael J. Smith, Ravin Prakash, Prashant Sahu, Rolan Schulien and Ernest Alders were all granted cash-bonuses in the amounts of $93,800, $149,428, $149,428, $10,284, $13,121 respectively, without disclosure as to the criteria for such grants; (ii) in 2011, Michael J. Smith, Ravin Prakash, Prashant Sahu, and Roland Schulien were all granted cash-bonuses in the amounts of $133,794, $228,795, $230,020, $5,568 respectively, without disclosure as to the criteria for such grants (with Mr. Sahu’s incentive award being greater than 100% of his annual salary in 2012 and greater than 200% of his annual salary in 2011); and (ii) in 2009, Michael J. Smith was granted $164,398 as “other compensation” without disclosure as to why it was granted. Please see “Summary Compensation Table” in the MFC 2013 Circular and in the MFC 2012 Circular for other additional examples.

(v) avoid inappropriate pay to non-executive directors.	✗

All options to directors were granted on the same day, at the same exercise price without any vesting schedule or deferral period.

It is uncertain whether non-executive directors’ fees are in line with market best practices.

2. Equity-Based and Other Incentive Plans
Vote against the equity plan if any of the following factors apply: (i) the total cost of the company’s equity plans is unreasonable; (ii) the plan expressly permits re-pricing; (iii) a pay-for-performance misalignment is found; (iv) the company’s three year burn rate exceeds the burn rate cap of its industry group; (v) the plan has a liberal change-of-control definition; or (vi) the plan is a vehicle for problematic pay practices.	✗	Pay-for-performance is not aligned, no factors are provided (qualitative or quantitative) and the plan has a liberal change-of-control definition.
Many publicly traded companies implement stock ownership and retention guidelines for directors and executive officers (or at least NEOs).	✗	The Company does not disclose any stock ownership and retention guidelines for directors and executive officers but rather discloses that “it does not have any formal policy respecting the purchase by an NEO or a director of financial instruments (pg. 23).”
Equity incentive awards for directors should be clearly defined and reasonable, including having an objective formula to avoid discretionary awards.	✗	There is no disclosure regarding the policies or formulae upon which director awards are granted.
B. Termination/Change of Control Provisions
Golden Parachutes in an Acquisition, Merger, Consolidation, or Proposed Sale

Features that ISS suggests may result in an against recommendation include one or more the following, depending on the number, magnitude, and/or timing of issue(s): (i) single- or modified –single-trigger cash severance; (ii) single-trigger acceleration of unvested equity awards; (iii) excessive cash severance (>3x base salary and bonus); (iv) excise tax gross-ups triggered and payable (as opposed to a provision to provide excise tax gross-ups); (v) excessive golden parachute payments (on an absolute basis or as a percentage of transaction equity value); (vi) recent amendments that incorporate any problematic features (such as those above) or recent actions (such as extraordinary equity grants) that may make packages so attractive as to influence merger agreements that may not be in the best interests of the shareholders; or (vii) the company’s assertion that a proposed transaction is conditioned on shareholder approval of the golden parachute advisory note.

Recent amendment(s) that incorporate problematic features should carry more weight on the overall analysis. However, the presence of multiple legacy problematic features will also be closely scrutinized.

✗

The Company has a liberal definition of change in control. Please see pages 9-10 of the “equity incentive plan.”

The Company has a single-trigger acceleration of unvested equity awards contingent on change of control.

Mr. Smith effectively has a 365 day put option (with no downside risk) to sell all or a portion of his common shares to the Company upon a change of control, at a price equal to the average closing market price of the common shares on the NYSE for the ten preceding trading days.

The MFC 2013 Circular discloses that this proxy solicitation could “trigger” change of control provisions in employment agreements with MFC’s management.

C. Say on Pay

ISS recommends voting against management say-on-pay (“MSOP”) if: (i) there is a significant misalignment between CEO pay and company performance; (ii) the company maintains significant problematic pay practices; and (iii) the board exhibits a significant level of poor communication and responsiveness to shareholders.

The SEC’s new rules specify that say-on-pay votes required under the Dodd-Frank Act must occur at least once every three years beginning with the first annual shareholders’ meeting taking place on or after Jan 21, 2011. Companies are also required to hold a “frequency” vote at least once every six years in order to allow shareholders to decide how often they would like to be presented with the say-on-pay vote (Section 14A of Securities Exchange Act).

Vote against or withhold from the members of the compensation committee and potentially the full board if: (i) there is no MSOP on the ballot, and an against vote on an MSOP is warranted due to pay for performance misalignment, problematic pay practices, or the lack of adequate responsiveness on compensation issues raised previously, or a combination thereof; (ii) the board fails to respond adequately to a previous MSOP proposal that received less than 70% support of votes cast; (iii) the company has recently practiced or approved problematic pay practices, including option repricing or option backdating; or (iv) the situation is egregious.

	✗	The Company has not adopted any MSOP.
ISS recommends voting against an equity plan on the ballot if: a pay for performance misalignment is found, and a significant portion of the CEO’s misaligned pay is attributed to non-performance-based equity awards, taking into consideration: (i) magnitude of pay misalignment; (ii) contribution of non-performance-based equity grants to overall pay; and (iii) the proportion of equity awards granted in the last three fiscal years concentrated at the named executive officer level.	✗	All of these factors are arguably present.
D. Problematic Pay Practices
1. Incentives that May Motivate Excessive Risk-Taking

Some incentives that may motivate excessive risk-taking are as follows:

(i) multi-year guaranteed bonuses; (ii) a single or common performance metric used for short and long-term plans; (iii) lucrative severance packages; (iv) high pay opportunities relative to industry peers; (v) disproportionate supplemental pensions; or (vi) mega annual equity grants that provide unlimited upside with no downside risk.

Factors that potentially mitigate the impact of risky incentives include rigorous claw-back provisions and robust stock ownership/holding guidelines.

✗

The Company does not disclose and appears to not have policies in place that mitigate the impact of risky incentives (e.g. rigorous claw-back provisions and robust stock ownership and holding guidelines).

There was also a disproportionately large stock option grant to Mr. Smith in 2012.

2. Options Backdating
The following factors should be examined case-by-case to allow for distinctions to be made between “sloppy” plan administration versus deliberate action or fraud: (i) reason and motive for the options backdating issue, such as inadvertent vs. deliberate grant date changes; (ii) duration of options backdating; (iii) size of restatement due to options backdating; (iv) corrective actions taken by the board or compensation committee, such as canceling or re-pricing backdated options, the recouping of options gains on backdated grants; and (v) adoption of a grant policy that prohibits backdating, and creates a fixed grant schedule or window period for equity grants in the future.	✗	The Company does not disclose and appears to have no policies in place that prohibit options backdating. There does not appear to be any fixed grant schedule or window.

3. Non-employee Director Participation in Management Equity Compensation Plans.
ISS generally recommends a vote against a management equity compensation plan that permits discretionary non-employee director participation where the non-employee director aggregate share reserve under the plan exceeds the ISS established maximum limit of 1 percent of the outstanding common shares; or the equity plan document does not specify an annual individual non-employee director grant limit with a maximum value of (i) $100,000 worth of stock options in the case of a stock option or omnibus plan, or (ii) $150,000 worth of shares in the case of an equity plan that does not grant stock options.	✗	The Option Plan permits for grants of incentives to directors, officers and key employees, with no differentiation among employee and non-employee directors (pg. 29). There is also no discussion regarding any limits for non-employee directors.
VI. Shareholder Rights’ Issues
A. Proxy Access
1. Majority Voting
ISS recommends voting in favour of any proposal submitted to a shareholder vote that would adopt majority voting in uncontested elections.	✗	The Company does not have a majority voting policy.
2. Casting or Tie-Breaking Vote for Chairman
ISS provides that the ability of the chairman to have a second or casting vote on tie votes at board meetings is a questionable practice. Granting the chair a second vote on contentious issues that result in a deadlock board can lead to conflicts of interest and potential inequality among directors.	✗	MFC’s articles provide for a casting, or tie-breaking, vote to the Chair at shareholders’ meetings.
3. Proxy Contests - Voting for Director Nominees in Contested Elections

ISS recommends voting case-by-case on the election of directors in contested elections, considering the following factors: (i) long-term financial performance of the target company relative to its industry; (ii) management’s track record; (iii) background to the proxy contest; (iv) qualifications of director nominees (both slates); (v) strategic plan of dissident slate and quality of critique against management; (vi) likelihood that the proposed goals and objectives can be achieved (both slates); (vii) stock ownership positions.

ISS recommends voting case-by-case, considering the same factors listed above when the addition of shareholder nominees to the management card (“proxy access nominees”) results in a number of nominees on the management card which exceeds the number of seats available for election.

	✗	Based on these factors, we would not expect ISS to support the management nominees.
B. Share Capital
“Blank Cheque” Preferred Shares

ISS recommends voting against proposals that would authorize the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights (“blank check” preferred stock).

ISS recommends voting against proposals to increase the number of blank check preferred stock authorized for issuance when no shares have been issued or reserved for a specific purpose.

ISS recommends voting for proposals to create “declawed” blank check preferred stock (stock that cannot be used as a takeover defense).

ISS recommends voting for requests to require shareholder approval for blank check authorizations.

	✗	MFC’s constating documents contain ‘‘blank cheque’’ preferred shares in respect of which the Board may, by ordinary resolution, attach special rights to such shares, including with respect to dividends, redemption rights and other preferences over MFC’s common shares. MFC’s ability to issue preferred shares could be used for inappropriate purposes without shareholder approval (including to discourage or prevent a change of control or changes in management).

C. Shareholder Rights Plans
Overly Restrictive Terms

ISS recommends voting against a “Permitted Bid” definition that does not include partial bids.

ISS recommends voting against a plan that does not include an acceptable shareholder redemption feature that allows shareholders representing 10% or more of the outstanding shares to call a special meeting if the board refuses to redeem the plan within 90 days after a qualifying offer is announced.

✗ The definition of “Permitted Bid” in MFC’s shareholder rights plan does not include partial bids. MFC’s shareholder rights plan does not include a shareholder redemption feature.

UESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED
TO OUR PROXY SOLICITOR:

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IF YOU NEED ASSISTANCE VOTING YOUR BLUE PROXY OR BLUE VOTING INSTRUCTON FORM OR HAVE ANY QUESTIONS, PLEASE CONTACT OKAPI PARTNERS LLC AT THE NUMBERS ABOVE, AND THEY WILL BE ABLE TO ASSIST YOU TO ENSURE YOUR VOTE IS COUNTED AT THE MEETING.

As IAT is using a “universal” form of proxy or “universal” voting instruction form, which includes the names of all of the director nominees to be considered at the Meeting, including the nominees proposed by MFC, and the other matters to be considered at the Meeting, we recommend you not use any other proxy regardless of how you propose to vote. Shareholders are urged to IGNORE any white form of proxy or white voting instruction form received from MFC. Only the BLUE proxy and BLUE voting instruction form includes the names of all Concerned Shareholder Nominees, whereas MFC’s white form of proxy and voting instruction form only contains the names of the MFC Management Nominees that are up for election at the Meeting. Accordingly, only the BLUE proxy or BLUE voting instruction form is complete and will allow you to cast your votes in respect of all of the director nominees and other matters being considered at the Meeting. When voting your Shares via the internet or fax, please enter only the proxy control number found on your BLUE voting instruction form.

VOTE ONLY YOUR “UNIVERSAL” BLUE PROXY OR BLUE VIF TODAY